UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Triumph Group, Inc.

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Triumph Group

Triumph Group, Inc.

2021 Proxy Statement

Notice of Annual Meeting of Stockholders

To Be Held on July 21, 2021

To the holders of shares of our common stock:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Triumph Group, Inc. (“Triumph” or the “Company”) will be held on Wednesday, July 21, 2021, beginning at 9:00 a.m. Eastern Time and conducted virtually via a live audio webcast on the Internet in light of the ongoing public health impact of the current ongoing global coronavirus (“COVID-19”) pandemic*.  You may virtually attend, vote and submit questions during the Annual Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2021. You will not be able to attend the Annual Meeting in person nor will there be any physical location.

Only stockholders of record at the close of business on May 24, 2021 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. We are committed to ensuring our stockholders have the same rights and opportunities to participate in the Annual Meeting as if it had been held in a physical location. While we encourage you to vote in advance of the Annual Meeting, you may also vote and submit questions relating to meeting matters during the Annual Meeting (subject to time restrictions). You may vote by telephone, Internet or mail prior to the Annual Meeting.

As further described in the proxy materials for the Annual Meeting, you are entitled to virtually attend the Annual Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2021. To be admitted to the Annual Meeting you must enter the 16-digit control number found next to the box with the arrow included on your Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 21, 2021 (the “Notice”) or proxy card (if you receive a printed copy of the proxy materials).The Annual Meeting will be held for the following purposes:

►	To elect eight nominees for director for the coming year;
►	To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2021;
►	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022; and
►	To consider and transact any other business as may properly come before the Annual Meeting or any postponements or adjournments.

Management currently knows of no other business to be presented at the Annual Meeting. If any other matters come before the meeting, the persons named in the accompanying proxy will vote with their judgment on those matters.

On June 8, 2021, we began mailing to certain stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) for the  Annual Meeting containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and how to vote by Internet or mail. By furnishing the Notice instead of a printed copy of the proxy materials, we are lowering printing and mailing costs and reducing the environmental impact of the Annual Meeting. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

Meeting Information:
Date: July 21, 2021 Time: 9:00 a.m. Eastern Time Location* Live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2021*
Your vote is important.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote during the Annual Meeting, by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

How You Can Access the Proxy Materials Online:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 21, 2021.

Triumph Group, Inc.’s Proxy Statement for the Annual Meeting and its Annual Report on Form 10-K for the fiscal year ended March 31, 2021 are available via the Internet at www.proxyvote.com.

By Order of the Board of Directors,

Jennifer H. Allen

Secretary

June 8, 2021

* The Annual Meeting will be conducted via audio webcast online and a completely virtual meeting of stockholders due to the public health impact of the ongoing global COVID-19 pandemic. This decision was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our stockholders, directors and members of management and is consistent with the Company’s safety and health core values. You may virtually attend, ask questions relating to meeting matters and vote during the Annual Meeting via the live audio webcast on the Internet at the link above. You will not be able to attend the Annual Meeting in person. There will be no physical location for stockholders to attend.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Triumph Group, Inc.’s (the “Company”) future operations and prospects, including statements that are based on current projections and expectations about the markets in which it operates, and management's beliefs concerning future performance and capital requirements based upon current available information. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, words like "may," "might," "will," "expect," "anticipate," "plan," "believe," "potential," and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from management's current expectations. For example, there can be no assurance that additional capital will not be required or that additional capital, if required, will be available on reasonable terms, if at all, at such times and in such amounts as may be needed by the Company. In addition to these factors, among other factors that could cause actual results to differ materially, are uncertainties relating to the integration of acquired businesses, general economic conditions affecting the Company’s business segments, the impact of the dependence of certain of the Company’s businesses on certain key customers, the risk that the Company will not realize all of the anticipated benefits from acquisitions as well as competitive factors relating to the aerospace industry. Further, widespread health developments, including the ongoing global coronavirus (“COVID-19”) pandemic, and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) could adversely and materially affect, among other things, the economic and financial markets and labor resources of the countries in which the Company operates, the Company’s manufacturing and supply chain operations, commercial operations and sales force, administrative personnel, third-party service providers, business partners and customers and the demand for the Company’s products, which could result in a material adverse effect on the Company’s business, financial conditions and results of operations. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2021, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement may not occur.

Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Proxy Statement For Annual Meeting of Stockholders To be held virtually on July 21, 2021

GENERAL INFORMATION

Triumph Group, Inc. (“Triumph”, the “Company”, “we”, “us” or “our”) first made these materials available to stockholders on or about June 8, 2021 on the Internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors of the Company for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, July 21, 2021 at 9:00 a.m. Eastern Time. The Company will conduct the Annual Meeting virtually via a live audio webcast on the Internet in light of the public health impact of the ongoing global coronavirus (“COVID-19”) pandemic. The decision to conduct a virtual meeting of stockholders this year was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our stockholders, directors and members of management and is consistent with the Company’s safety and health core values. You may virtually attend, ask questions relating to meeting matters and vote during the Annual Meeting by visiting: www.virtualshareholdermeeting.com/TGI2021. Only stockholders of record at the close of business on May 24, 2021 are entitled to notice of, and to vote at, the Annual Meeting, or at any adjournment or postponement thereof.

To virtually attend the Annual Meeting, visit www.virtualshareholdermeeting.com/TGI2021 and enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials for the Annual Meeting, on your proxy card, or on the voting instructions that accompanied your proxy materials.  Check-in for the Annual Meeting will begin at 8:45 a.m. Eastern Time and we encourage you to check-in prior to the start of the Annual Meeting and to allow ample time for the check-in procedures. The meeting will begin promptly at 9:00 a.m. Eastern Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. A list of stockholders of record entitled to vote shall be open to any stockholder for any purpose relevant to the Annual Meeting for ten days before the Annual Meeting, during normal business hours, at the Company’s corporate office. A list of stockholders as of the close of business on the record date will also be available for examination by the stockholders at the Annual Meeting.

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials (the “Notice”) for the Annual Meeting that was mailed to most of our stockholders will instruct you as to how you may access and review all of the proxy materials for the Annual Meeting on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. You may request printed copies up until one year after the date of the Annual Meeting.

The website on which you will be able to view our proxy materials will also allow you to choose to receive all future proxy materials electronically, which will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

Sending a signed proxy will not affect your right to participate in the Annual Meeting and cast your vote during the meeting because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the Secretary of the Company at any time before your proxy is exercised or by virtually attending the Annual Meeting and voting via the internet at by visiting www.virtualshareholdermeeting.com/TGI2021. A legal proxy is required if you hold your shares in street name and you plan to vote via the Internet at the Annual Meeting.

In the absence of contrary instructions, the shares represented by proxies that are properly dated, executed and returned, will be voted:

“FOR” the eight nominees for director stated thereon;

“FOR” the approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2021; and

“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2021.

Triumph Group Inc.’s proxy statement for the 2021 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended March 31, 2021 are available via the Internet at www.proxyvote.com.

 VOTE REQUIRED FOR APPROVAL

General

Holders of record of our common stock as of the close of business on May 24, 2021 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof. Holders of shares of common stock are entitled to vote on all matters properly brought before the Annual Meeting.

As of the Record Date, there were 64,220,262 shares of common stock outstanding and entitled to vote on the election of directors and all of the other matters discussed in this Proxy Statement. No shares of our preferred stock were outstanding as of the Record Date. Each outstanding share of common stock entitles the holder to one vote. All votes will be counted by Broadridge Financial Solutions, Inc.

The presence virtually or represented by proxy of the holders of a majority of the stock issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

Proposal No. 1 – Election of Directors

In an uncontested election (which is the case for the election of directors at the Annual Meeting), a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. A majority of the votes cast means that the number of shares voted “for” a director nominee’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include direction to withhold authority in each case and abstentions and broker non-votes are not considered votes cast on this proposal and, therefore, will have no effect on the results of the vote on this proposal. Our Amended and Restated Bylaws (the “Bylaws”) contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast at the Annual Meeting.

Proposal No. 2 – Approval, by Advisory Vote, of Compensation Paid to our Named Executive Officers for Fiscal Year 2021

Approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2021 will require the affirmative vote of holders of a majority of the shares having voting power present virtually or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal. The vote on this proposal is advisory in nature and, therefore, not binding on the Company. However, our Board and the Compensation and Management Development Committee (the “Compensation Committee”) will consider the outcome of this vote in its future deliberations regarding executive compensation.

Proposal No. 3 – Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2022

Ratification of the Audit Committee’s selection of our independent registered public accounting firm will require the affirmative vote of holders of a majority of the shares having voting power present virtually or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. The ratification of the selection of our independent registered public accounting firm is considered a routine matter. Therefore, no broker non-votes are expected with respect to this proposal.

PROPOSALS TO STOCKHOLDERS

Proposal No. 1 – Election of Directors

The Board of Directors of the Company (the “Board” or the “Board of Directors”) currently consists of nine directors: Paul Bourgon, Daniel J. Crowley, Ralph E. Eberhart, Daniel P. Garton, Richard A. Goglia, Barbara W. Humpton, William L. Mansfield, Colleen C. Repplier and Larry O. Spencer. At the Annual Meeting, eight of the directors are being submitted as nominees for election by the stockholders for a term ending at the next annual meeting of stockholders and when each such director’s successor is duly elected and qualified. Richard A. Goglia is not standing for re-election. The Board has determined by resolution that, effective as of the Annual Meeting, the size of the Board will be decreased to eight directors.

The table below lists the name of each person nominated by the Board to serve as a director for the coming year. All of the nominees are currently members of our Board with terms expiring at the Annual Meeting. Each nominee has consented to be named as a nominee and, to our knowledge, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the Annual Meeting (which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted “FOR” the election of Paul Bourgon, Daniel J. Crowley, Ralph E. Eberhart, Daniel P. Garton, Barbara W. Humpton, William L. Mansfield, Colleen C. Repplier and Larry O. Spencer. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Nominees	Age	Year First Elected a Director

Paul Bourgon	64	2008
Daniel J. Crowley	58	2016
Ralph E. Eberhart	74	2010
Daniel P. Garton	64	2018
Barbara W. Humpton	61	2019
William L. Mansfield	73	2012
Colleen C. Repplier	60	2019
Larry O. Spencer	67	2018

Composition of Board Nominees

The principal occupations of each nominee and the experience, qualifications, attributes or skills that led to the conclusion that such nominee should serve as a director for the coming year are as follows:

Paul Bourgon

President, Aeroengine Division SKF USA (Retired)

64 years old

Director since: 2008

Independent

Biographical Information

Paul Bourgon has been a director of Triumph since 2008. Mr. Bourgon is the former General Manager—Global Sales and Engineering for SKF Aeroengine, a position he held from 2006 until May 2021. SKF Group supplies products, solutions and services within rolling bearings, seals, mechatronics, services and lubrication systems and SKF Aeroengine, a division of SKF Group, focuses on providing services in bearing repair and overhaul. Prior to joining SKF Aeroengine, Mr. Bourgon served as Vice President Marketing of Heroux-Devtex Inc., a company that then supplied the commercial and military sectors with landing gear, airframe structural components, including kits, and aircraft engine components. Mr. Bourgon also serves on the board of directors of Venture Aerobearing LLC.

Experience

Mr. Bourgon’s experience as a president of a significant aerospace business and his experience within the aerospace industry enable him to serve as an additional point of reference on trends and developments affecting Triumph’s business and its customers, suppliers and competitors. In addition, his background as a Chartered Accountant, member of the Canadian Institute of Chartered Accountants since 1983, articling with Coopers & Lybrand in Montreal in the Auditing and Taxes departments, as well as his ongoing responsibility for the financial statements of the business he manages, enables him to lend additional financial expertise to the deliberations of the Board.

Daniel J. Crowley

Chairman, President and Chief Executive Officer, Triumph Group, Inc.

58 years old

Director since: 2016

Biographical Information

Daniel J. Crowley has been a director of Triumph since 2016. Mr. Crowley has served as Triumph’s President and Chief Executive Officer since January 4, 2016.  In November 2020, Mr. Crowley became Chairman of the Board.  Mr. Crowley served as a corporate Vice President and President of Integrated Defense Systems at Raytheon Company from 2013 until 2015, and as President of Network Centric Systems at Raytheon Company from 2010 until 2013. Prior to joining Raytheon Company, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors.

Experience

Mr. Crowley brings to the Board 37 years of industry experience during which he has held key leadership roles in the development, production and deployment of some of the largest and most complex aerospace and defense products. He also provides the Board with detailed information about Triumph’s businesses and communicates management’s perspective on important matters to the Board.

Ralph E. Eberhart

Lead Independent Director, Triumph Group, Inc.

Chair, Armed Forces Benefit Association

General, U.S. Air Force (Retired)

74 years old

Director since: 2010

Independent

Biographical Information

Ralph E. Eberhart has been a director of Triumph since 2010.  From April 2015 until November 2020, he served as its non-executive Chair, and, since November 2020, he has served as its Lead Independent Director.  It is expected that when William L. Mansfield assumes the role of Lead Independent Director of the Company on July 21, 2021, Gen. Eberhart will continue to serve on the Board as a director.  Gen. Eberhart served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. Since January 2005, he has been the Chair of the Armed Forces Benefit Association, where he also served as President from January 2005 until his retirement as President in March 2020.  Gen. Eberhart’s active military career spanned

36 years. He is also a member of the board of directors of Jacobs Engineering Group, Inc. and VSE Corporation and serves as Chair of 5 Star Life Insurance Company. Gen. Eberhart also served as a director of Rockwell Collins, Inc. from November 2007 until its acquisition by United Technologies Corp. in November 2018. Gen. Eberhart joined the Board as part of an arrangement in connection with the Company’s acquisition (the “Vought Acquisition”) of Vought Aircraft Industries, Inc. (“Vought”) in 2010.

Experience

Given the significant share of Triumph’s business focused on serving the militaries of the United States and other countries, Gen. Eberhart provides the Board with valuable insight into military operations that enables the Company to better serve its military customers. The Company also benefits from his experience as a director of other aerospace and defense companies. Moreover, his senior leadership experience enables him to provide management with valuable advice on governance and management issues.

Daniel P. Garton

Former Chief Executive Officer and President, American Eagle, American Airlines

64 years old

Director since: 2018

Independent

Biographical Information

Daniel P. Garton has been a director of Triumph since February 2018. Mr. Garton is the former Chief Executive Officer and President of American Eagle Holding Corporation, a wholly owned subsidiary of American Airlines, a position he held from June 2010 until December 2014, at which time he retired. He previously served as Executive Vice President and Chief Marketing Officer for American Airlines, and Senior Vice President and Chief Financial Officer of Continental Airlines. He also served as a director of Liberty Property Trust until its acquisition by Prologis, Inc. in February 2020.  In addition, he served as a director of Republic Airways Holdings Inc. from 2014 to 2017.

Experience

The Company benefits from Mr. Garton’s diverse functional leadership experiences during his career of over 30 years in the airline industry in key management and financial positions. In addition, he brings extensive experience working with many of the aerospace OEMs Triumph serves, including Boeing, Airbus, Bombardier and Embraer and with Tier 2 major component and engine suppliers, and aftermarket service providers.

Barbara W. Humpton

Chair and Chief Executive Officer, Siemens USA

61 years old

Director since: 2019

Independent

Biographical Information

Barbara W. Humpton has been a director of Triumph since September 2019. Ms. Humpton is the Chair and Chief Executive Officer of Siemens USA where she leads strategy, operations and services for the largest subsidiary of Siemens AG, one of the world’s largest producers of energy-efficient, resource-saving technologies. Ms. Humpton joined Siemens in 2011 and held roles of increasing responsibility in the Siemens Government Technologies business, ultimately being named President and CEO of the business. Prior to joining Siemens, Ms. Humpton was a Vice President at Booz Allen Hamilton where she was responsible for program performance and new business development for technology consulting with the Department of Justice and Department of Homeland Security. Earlier, Ms. Humpton served as Vice President at Lockheed Martin with responsibility for Biometrics Programs, Border and Transportation Security and Critical Infrastructure Protection.

Experience

Ms. Humpton’s experience in managing large and complex manufacturing businesses is of significant benefit to the Company, as is her global industry experience.  She also brings to the Board significant leadership skills that will be used to serve the Company’s interests.

William L. Mansfield

Chairman and Chief Executive Officer, The Valspar Corporation (Retired)

73 years old

Director since: 2012

Independent

Biographical Information

William L. Mansfield has been a director of Triumph since 2012 and is expected to serve as its Lead Independent Director beginning July 21, 2021. Mr. Mansfield served as the Chairman of the Board of The Valspar Corporation from August 2007 through June 2012 and served as its Chief Executive Officer from February 2005 to June 2011 and as its President from February 2005 through February 2008. Mr. Mansfield also served as a director of Bemis Company, Inc. until May 2018 and as Non-Executive Chair of the Board of Axiall Corporation until August 2016.

Experience

Mr. Mansfield brings to the Board deep management experience as a former chief executive officer of a significant, publicly-traded manufacturing business with diverse operations spread across the globe as well as a track record of enhancing growth through acquisition. Likewise, his service as a director of other public companies is a source of additional insight into developments in corporate management and governance.

Colleen C. Repplier

Vice President and General Manager of Johnson Controls (Retired)

60 years old

Director since: 2019

Independent

Biographical Information

Colleen C. Repplier has been a director of Triumph since August 2019. Ms. Repplier retired in June 2018 as Vice President and General Manager of Johnson Controls (“JCI”), where she was responsible for a $4.5 billion global portfolio of HVAC businesses with 20,000 employees. She had previously been with Tyco International since 2007, holding the title of President of the fire protection products strategic business unit during that time and joined JCI in 2016 as a result of JCI’s purchase of Tyco. Prior to Tyco, Ms. Repplier held senior leadership positions at The Home Depot from 2005 to 2007. Prior to 2005, Ms. Repplier spent 20 years in the energy industry, holding engineering and marketing roles with Westinghouse Electric Company and Bechtel Corporation as well as progressing through commercial and general management assignments at General Electric.  She has served as a director of Kimball Electronics since November 2014 and SKF Group since March 2018.

Experience

Ms. Repplier’s broad experience leading global industrial businesses is of significant value to the Company.  Her engineering background and experience in operations and six-sigma methodologies provide strong insights into improvement opportunities for the Company.  In addition, her board experiences with Kimball Electronics and SKF Group greatly benefits the Company.

Larry O. Spencer

President, Armed Forces Benefit Association

General, U.S. Air Force (Retired)

67 years old

Director since: 2018

Independent

Biographical Information

Larry O. Spencer has been a director of Triumph since January 2018.  Since March 2020, he has served as the President of the Armed Forces Benefit Association, which provides a range of benefit products to over 650,000 members of the Armed Forces, first responders, federal workers and their families.  He also serves on the Board of Directors of Whirlpool Corporation and Haynes International, Inc.  General Spencer previously served as President of the Air Force Association from April 2015 until March 2019.  General Spencer spent 44 years in the United States Air Force, retiring as a four-star general in 2015.  His final assignment was Vice Chief of Staff of the Air Force, the second highest ranking member of the Air Force, assisting the Chief of Staff in organizing, training and equipping 690,000 active-duty, Guard, Reserve and civilian forces serving in the United States and overseas.  Prior to that, General Spencer served on the Joint Staff, reporting directly to the Chairman of the Joint Chiefs of Staff, where he was responsible for resources allocation for all of the

Armed Services.  During his career, General Spencer participated in several contingency operations, including Operation Desert Storm and Operation Iraqi Freedom.

Experience

The Company benefits from Gen. Spencer’s experiences as a leader of large, complex organizations, his knowledge of global business operations and logistics and his insight into the military and government affairs.  His financial management experience and his strong knowledge and understanding with major repair and overhaul of complex aerospace systems are of significant value to the Company, and his knowledge of global supply chain operations and six-sigma methodologies is an asset to the Company’s efforts to improve efficiency.

The Board recommends that stockholders vote “FOR” each of the nominees. The nominees receiving a majority of the votes cast in favor of their election will be elected as directors.

Proposal No. 2 – Advisory Vote on Compensation Paid to Named Executive Officers for Fiscal Year 2021

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers for fiscal year 2021 as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). Currently, we hold this vote annually.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation programs are intended to achieve several business objectives, including: (i) recruiting and retaining our executives with the talent required to successfully manage our business; (ii) motivating our executives to achieve our business objectives; (iii) instilling in our executives a long-term commitment to the Company’s success by providing elements of compensation that align the executives’ interests with those of our stockholders; (iv) providing compensation that recognizes individual contributions as well as overall business results; and (v) avoiding or minimizing the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders. Our Compensation Discussion and Analysis (the “CD&A”), included below, describes in detail the components of our executive compensation program, the process by which our Board of Directors makes executive compensation decisions, and the compensation paid to our named executive officers for fiscal year 2021. Highlights of our executive compensation program include the following:

•

We set initial base salaries for executive officers by evaluating the responsibilities of the position and each individual’s experience and, as part of such evaluation, considering the competitive marketplace for executives and peer group salaries for similar positions.

•

We provide significant incentive opportunities for our executive officers, so that our executive officers have the potential for above average compensation, but only if certain Company-based performance objectives are met or exceeded.

•	We design our performance-based equity awards such that:
(i)	they align management’s interest with that of our stockholders;
(ii)	they induce management to remain with the Company through vesting requirements over several years; and
(iii)	they promote the achievement of the Company’s short- and long-term targeted business objectives.
•

We provide certain executive officers with additional benefits, or perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program and allow our executive officers to work more efficiently.

The vote on this proposal is advisory, which means that the approval of the compensation paid to our named executive officers is not binding on the Company, the Board or the Compensation and Management Development Committee of the Board (the “Compensation Committee”). The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers for fiscal year 2021, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against the compensation paid to our named executive officers as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers for fiscal year 2021, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables, and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.

The Board recommends that stockholders vote “FOR” the approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

Proposal No. 3 – Ratification of Selection of Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending March 31, 2022, and the stockholders are asked to ratify this selection. EY has served as our independent registered public accounting firm since 1993. All audit and non-audit services provided by EY are approved by the Audit Committee. EY has advised us that it has no direct or material indirect interest in us or our affiliates. Representatives of EY are expected to virtually attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2021 and 2020

Audit Fees

EY’s fees associated with the annual audit of financial statements, the audit of internal control of financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, issuance of consents and accounting consultations for the fiscal years ended March 31, 2021 and 2020, were $3.8 million in each year.

Audit-Related Fees

EY’s fees for the fiscal years ended March 31, 2021 and 2020, for assurance and related services that were reasonably related to the performance of the audits of our financial statements were $0.5 million and $1.1 million, respectively. For the fiscal years ended March 31, 2021 and 2020, respectively, these audit-related services were primarily related to due diligence services and defined benefit plan audits.

Tax Fees

EY’s fees for the fiscal years ended March 31, 2021 and 2020, for tax compliance, tax advice and tax planning were $0.2 million in each year. These services consisted primarily of the review of the Company’s U.S. Federal income tax return Form 1120 and consultation regarding transfer pricing.

All Other Fees

EY did not perform any material professional services other than those described above in the fiscal years ended March 31, 2021 and 2020.

Audit Committee Pre-Approval Policy

The Audit Committee pre-approved the engagement of EY to render all of the audit and the permitted non-audit services described above. The Audit Committee has determined that EY’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has delegated to its chair or, if he is unavailable, any other member of the Audit Committee, the right to pre-approve all audit services, between regularly scheduled meetings, subject to presentation to the full Audit Committee at its next meeting.

The Board recommends that stockholders vote “FOR” the ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2022.

OTHER MATTERS

The Board knows of no other matters that will be presented at the Annual Meeting. However, if other matters should properly come before the Annual Meeting, or any postponements or adjournments thereof, the person or persons voting the proxies will vote them with their judgment in those matters.

GOVERNANCE OF TRIUMPH

Pursuant to the Delaware General Corporation Law and the Bylaws, our business is managed under the direction of our Board. Members of the Board are kept current on matters relating to our business:  through reports from and discussions with our Chairman, President and Chief Executive Officer, and other executive officers of the Company; through an annual meeting with our executive officers and senior management from our operating locations; by reviewing materials provided to them by our executive officers, senior management, advisors and others; and by participating in meetings of the Board and, as applicable, its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without participation from management. These sessions are presided over by our Lead Independent Director.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and are available in print to any stockholder upon request.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct that applies to each of our employees, officers and directors, including, but not limited to, our Chairman, President and Chief Executive Officer, Chief Financial Officer and Controller (principal accounting officer). The Code of Business Conduct is reviewed at least annually by the Nominating and Corporate Governance Committee (the “Governance Committee”) and amended as the Board deems appropriate upon the recommendation of the Governance Committee. A copy of the Code of Business Conduct is posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and is available in print to any stockholder upon request.

Proxy Access

On April 24, 2019, the Board, after review of similarly situated companies, approved amendments to the Company’s Bylaws to implement proxy access. Section 14 was added to Article III to permit a stockholder or group of stockholders owning at least 3% of the Company’s outstanding common stock continuously for three years or more to nominate and include in the Company’s proxy materials for an annual meeting of stockholders director nominees constituting up to 25% of the total number of directors then in office, provided that the nominating stockholder(s) and nominee(s) satisfy the requirements specified in the Bylaws.   This right is subject to various requirements, conditions, procedures and limitations set forth in the Bylaws, including the requirement that notice of such a nomination be provided to the Company not less than 120 days nor more than 150 calendar days prior to the one-year anniversary of the date of the Company’s proxy statement for the immediately preceding annual meeting of stockholders. A summary of the proxy access provisions included in the Bylaws is below.

% Ownership Threshold	Limit on Proxy Access Nominees (Maximum % of Board)	Group Size Limit	Loaned Shares Count as “Owned”	Requirement/ Express Intention to Hold Shares Beyond Meeting Date (1 Year)	Restrictions on Renominating Unsuccessful Proxy Access Nominees	Board Power to Amend Proxy Access Bylaws

3%	25%	No limit

Loaned shares count as owned if recallable on

5 business days’ notice and stockholder commits to recall and hold shares until next annual meeting if stockholder nominee will be included in

Company’s

Proxy

				Required to hold shares through the date of the annual meeting	A stockholder’s nominee that does not receive at least 25% of the votes cast is ineligible to be a stockholder nominee for the next two annual meetings	Board can amend proxy access bylaw

Social Responsibility and Environmental Sustainability

We continually strive to better serve our customers, provide quality jobs for employees and value to our investors. Our directors, officers and employees are expected to conduct business ethically and in compliance with the Company’s Code of Business Conduct and all applicable laws, rules and regulations, and other compliance obligations. Triumph’s Code of Business Conduct is reflective of our culture and contains the business and ethical principles upon which we have built our reputation for integrity. We are committed to sourcing components and materials from companies that share our values regarding human rights, ethics and environmental responsibility.  Additional details regarding our environmental, social and governance program can be found in our Sustainability and Annual Report, available on our investor relations website at ir.triumphgroup.com.

Employees. We value our employees and their families and, therefore, we offer competitive benefits that cover the many facets of health including resources and programs designed to support physical, mental, and financial wellness. We also provide tuition reimbursement and other educational and training opportunities to our employees.

Diversity. We value the diversity of our workforce and believe that the best business results are achieved when teams are populated with individuals from a diverse set of backgrounds, cultures, genders, and experiences. We track the diversity of our leadership and workforce and review our progress toward our diversity objectives with the Board on a periodic basis.

Safety. Our Environment, Safety and Health (ES&H) goals include:

•	Eliminating workplace injuries;
•	Protecting employee health from workplace exposures;
•	Preventing safety incidents; and
•	Complying with health and safety regulations.

During fiscal year 2021, ensuring the safety of our employees during the global COVID-19 pandemic was of paramount importance. Our ES&H team fosters and leads a culture that provides the skills, resources and management to fully engage and empower our workforce to create an incident-free environment. At our manufacturing sites, the ES&H team is leading the Company’s efforts to provide a safe workplace for our employees, customers and visitors and to ensure that our operations are conducted in an environmentally responsible manner in accordance with applicable laws and regulations. We continuously invest in educational platforms for our employees, contractors, and visitors to improve their skills and knowledge, as well as provide improved tools, to create an incident-free workplace.

Environmental. Our business, operations and facilities are subject to numerous stringent federal, state, local and foreign environmental laws and regulation by government agencies. Among other matters, these regulatory authorities impose requirements that regulate the emission, discharge, generation, management, transportation and disposal of hazardous materials, pollutants and contaminants, govern public and private response actions to hazardous or regulated substances that may be or have been released to the environment, and require us to obtain and maintain licenses and permits in connection with our operations. We continually seek to improve the design and safety of our processes, seek energy efficient options, and minimize waste generation through pollution prevention and sustainability strategies. We partner with contractors, suppliers, and third-party providers who share our commitment to eliminate work-related injuries, incidents, and environmental impacts.

Community Service and Philanthropy. Since 2011, we have demonstrated a deep dedication to corporate citizenship through our Wings community outreach program. Through Wings, based on the needs of their communities, our employees around the world create and implement service projects by partnering with local non-profit organizations and engage in meaningful volunteer projects that directly benefit local charities committed to serving the needs of others. Through the Wings program and individual acts of volunteerism, employees at our sites have partnered with organizations including the United Way, American Red Cross, Salvation Army, Boys and Girls Club of Middle Tennessee, Ouachita Children’s Center, Los Angeles Regional Food Bank, Second Harvest Food Bank and many others. The Company enjoys partnering in local communities and team-based volunteer events help bring our employees together as one team serving its communities.

Triumph Group Charitable Foundation. In 2008, the Triumph Group Charitable Foundation was formed.  The Triumph Group Charitable Foundation allocates its approximately $300,000 annual grant budget to recipient organizations with the missions of advancing education, with a focus on science, technology, engineering and mathematics (STEM), improving our communities, and supporting veterans and military families.

Anti-Hedging Policy

We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company stock by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2021.

Director Age and Committee Composition

	Age as of 2021 Proxy Statement	Audit	CMDC	Finance	N&CG

Paul Bourgon	64		Member	Member	Member
Daniel J. Crowley	58
Ed Eberhart	74
Dan Garton	64	Chair		Member	Member
Richard Goglia	69	Member	Member	Member
Barbara Humpton	61		Chair		Member
Bill Mansfield	73	Member	Member	Chair
Colleen Repplier	60	Member	Member		Member
Larry Spencer	67	Member		Member	Chair

Board of Directors

The Board currently consists of nine directors: Paul Bourgon, Daniel J. Crowley, Ralph E. Eberhart, Daniel P. Garton, Richard A. Goglia, Barbara W. Humpton, William L. Mansfield, Colleen C. Repplier and Larry O. Spencer. Richard A. Goglia is not standing for reelection at the Annual Meeting. The Board has determined by resolution that, effective as of the Annual Meeting, the size of the Board will be decreased to eight directors. The Board’s composition has undergone significant refreshment since 2016 when there were eleven directors as a result of retirements and new appointments.

Lead Independent Director

On November 17, 2020, the Board unanimously elected Mr. Crowley as Board Chairman, succeeding Gen. Eberhart, who served as non-executive Chair of the Board since April 2015.  In addition to the Corporate Guidelines established by the Board, the Board has approved and adopted Lead Independent Director Guidelines, which are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and are available in print to any stockholder upon request.  Among other responsibilities, the Lead Independent Director is charged with:

•	Facilitating discussion and open dialogue among the independent directors during Board and committee meetings and during executive sessions;
•	Providing feedback regarding the Board’s committees and the Chairman;
•	Leading the evaluation and review of the effectiveness of the Chairman;
•	Overseeing the CEO succession planning process; and
•	Managing crises when required.

The Board determined that Mr. Crowley’s proven leadership capabilities, strategic and operational expertise, and deep understanding of the aerospace and defense industry make him well-qualified to lead the Company in the added role of Chairman.

The Board selected Gen. Eberhart to serve as Lead Independent Director, based upon other selection criteria, his industry and government service, track record of strong corporate governance, and history with the Board.  As previously announced, the Board has selected Mr. Mansfield to succeed Gen. Eberhart beginning July 21, 2021.  As an experienced public company leader and long-standing Board member with the Company, he is well-positioned to serve as Lead Independent Director.  It is anticipated that Gen. Eberhart will continue to serve as a director, allowing for an effective transition in the role.

Director Independence

The Board has determined that each of Mr. Bourgon, Gen. Eberhart, Mr. Garton, Ms. Humpton, Mr. Mansfield, Ms. Repplier and Gen. Spencer are independent based upon the standards of independence set forth in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance.”

Meetings and Committees of the Board of Directors

The Board held fourteen meetings during our fiscal year ended March 31, 2021 and also acted 12 times by unanimous written consent. Each of our directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member during the fiscal year ended March 31, 2021. We encourage all of our directors to attend the Annual Meeting. For the Annual Meeting, we expect all of our directors standing for reelection will attend. All of the directors attended the 2020 annual meeting of stockholders.

As Chairman, Mr. Crowley leads meetings of the Board. As Lead Independent Director, Gen. Eberhart provides leadership of the independent directors during meetings of the Board and also generally attends meetings of the Board’s committees (without a vote). Our Chairman and Lead Independent Director are elected annually by the Board upon a recommendation by the Governance Committee. Executive sessions of the independent directors are held at every Board meeting (which sessions are not attended by management, except upon invitation by the Chairman). While the Board believes this leadership structure is appropriate, the Board may decide to change it in the future.

The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee (the “Governance Committee”), and the Finance Committee.  In November 2020, the Board determined that it no longer required an Executive Committee. All members of the Audit Committee, the Compensation Committee and the Governance Committee are independent, as independence for such committee members is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance.”

The Board has adopted a written charter for each of the standing committees, each of which is reviewed at least annually by the relevant committee. A copy of the charter of each standing Board committee is posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and is available in print to any stockholder upon request.

  Audit Committee

The Audit Committee, currently consisting of Mr. Garton (Chair), Mr. Goglia, Mr. Mansfield, Ms. Repplier and Gen. Spencer, met seven times during the last fiscal year. The Committee assists the Board in its oversight of the integrity of our financial statements, the operations and effectiveness of our internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving all related person transactions in accordance with the Company’s policy.

  Compensation Committee

The Compensation Committee, currently consisting of Mr. Bourgon, Mr. Goglia, Ms. Humpton (Chair), Mr. Mansfield and Ms. Repplier met six times during the last year. The Compensation Committee periodically reviews and evaluates the compensation of our officers and other members of senior management, administers the incentive plans under which the executive officers receive their compensation, establishes guidelines for compensation of other personnel and oversees our management development and succession plans.

The Compensation Committee determines the compensation of the Chairman, President and Chief Executive Officer. The Compensation Committee also reviews and approves the compensation proposed by the Chairman, President and Chief Executive Officer to be awarded to Triumph’s other executive officers, as well as certain key senior officers of each of Triumph’s operating companies and divisions. The Chairman, President and Chief Executive Officer generally attends Compensation Committee meetings but does not attend executive sessions or any discussion of his own compensation. The Compensation Committee also considers the results of the most recent stockholder advisory vote on executive compensation in determining executive compensation. The Compensation Committee may delegate any of its responsibilities to one or more subcommittees consisting solely of one or more members of the Compensation Committee as it may deem appropriate, provided, that the Compensation Committee does not delegate any power or authority required by law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

As further described in the CD&A, for fiscal year 2021, the Compensation Committee engaged a compensation consultant, Pay Governance LLC (“Pay Governance”), whose selection and fees were recommended and approved by the Compensation Committee, to assist the Compensation Committee and the Chairman, President and Chief Executive Officer in modifying the peer group, reviewing select officer pay recommendations, providing recommendations for fiscal year 2021’s long-term incentive plan design, and assisting with the preparation of the CD&A included in this Proxy Statement. Pay Governance provided the Compensation Committee with specific recommendations on the compensation for Mr. Crowley and input on the compensation for the other named executive officers.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries, nor were any of them an officer or employee of Company or any of our subsidiaries during the fiscal year ended March 31, 2021. None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

  Governance Committee

The Governance Committee, currently consisting of Mr. Bourgon, Mr. Garton, Ms. Humpton, Ms. Repplier and Gen. Spencer (Chair), met five times during fiscal year 2021. The Governance Committee assists the Board in identifying individuals qualified to become Board members, recommending the nominees for directors, developing and recommending our Corporate Governance Guidelines and overseeing the evaluation of the Board and management. In addition to these responsibilities, the committee also advises the Board on non-employee director compensation matters.

  Finance Committee

The Finance Committee, currently consisting of Mr. Bourgon, Mr. Garton, Mr. Goglia, Mr. Mansfield (Chair), and Gen. Spencer, met fifteen times during the last fiscal year. The Finance Committee reviews our capital structure and policies, financial forecasts, operations and capital budgets, pension fund investments and employee savings plans and corporate insurance coverage, as well as other financial matters deemed appropriate by the Board.

Risk Oversight

The Board of Directors is responsible for consideration and oversight of risks facing Triumph. Acting as a whole and through its standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. In addition to such ongoing supervision, the Board has followed a practice of annually assessing the Company’s strategic risks and opportunities as part of an extended Board meeting. The Audit Committee performs a central oversight role with respect to financial and compliance risks, receives a report from Internal Audit, on the Company’s enterprise risk management assessment at each regular meeting, and meets independently, outside the presence and without the participation of senior management, with Internal Audit and our independent accountants in conjunction with each regularly scheduled Board meeting. The Compensation Committee considers the risks of the Company’s compensation programs in connection with the design of our compensation programs for senior corporate and Company management.  In addition, the Finance Committee is responsible for assessing risks related to our capital structure, significant financial exposures, our risk management and major insurance programs and regularly assesses financial risks associated with such exposures and programs.

Director Nominations

As previously discussed, the Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends the director nominees for the next annual meeting of stockholders. The Governance Committee will consider nominees for director recommended by stockholders in accordance with the following procedures. As a stockholder, you may recommend any person as a nominee for director for consideration by our Governance Committee by submitting the name(s), completed and signed questionnaire(s) and written representation and agreement(s), supplemented and updated if necessary, for each named person in writing to Jennifer H. Allen, Secretary, Triumph Group, Inc., 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Recommendations should be received by no earlier than March 23, 2022 and later than April 22, 2022 for the 2022 annual meeting of stockholders and, as further described in the Bylaws, should generally be accompanied by:

•	the name and address of the nominating stockholder;
•	the class or series and number of shares of the Company beneficially held by the nominating stockholder;
•

the stock ownership interests, and any agreements or arrangements with respect to such ownership interests, of the Company beneficially held by the nominating stockholder, including the information required by Article II, Section 14(C)(1)(a)(ii) of the Bylaws of the Company;

•	information regarding each nominee that would be required to be included in a proxy statement;
•	a description of any arrangements or understandings between and among the stockholder and each nominee during the past three years; and
•	the written consent of each nominee to serve as a director, if elected, and to be named in the proxy statement as a nominee.

As set forth in our Corporate Governance Guidelines and the Governance Committee charter, the Governance Committee has not established any specific minimum eligibility requirements for nominees, other than personal and professional integrity, dedication, commitment and, with respect to a majority of the Board, independence. However, when assessing a candidate’s qualifications, the Governance Committee considers the candidate’s experience, diversity (including gender, racial, and ethnic diversity), expertise, education, insight, judgment, skills, character, conflicts of interest and background. Within the limitations of the maximum number of the Board members deemed to be effective for the management of the Company, the Governance Committee seeks to ensure diversity among all of these criteria to provide the Board with the greatest practicable breadth of input. The Governance Committee seeks to implement these principles through consideration, on at least an annual basis, of the Board’s composition and discussion with the Board of any identified criteria that the committee believes should be sought in considering candidates for membership. A consideration of the adequacy of the Board’s composition is formally included in the Board’s annual self-evaluation, and the adequacy of the process for identifying and recommending Board candidates is examined as part of the annual self-evaluation of the Governance Committee.

The Governance Committee does not have any specific process for identifying and evaluating nominees. It considers candidates proposed by directors, executive officers and stockholders, as well as those identified by third party search firms.

Communications with Directors

The Board of Directors welcomes and seeks input from the Company’s stockholders during its stockholder meetings, through its investor relations function, and through direct communications to the Board. Stockholders and interested parties may communicate with any of our directors, any committee chair, the non-employee directors as a group or the entire Board of Directors by writing to the director, committee chair, non-employee directors or the Board in care of Triumph Group, Inc., Attention: Secretary, 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Communications received by the Secretary for any director or group of directors are forwarded directly to the director or group of directors. If the communication is addressed to the Chairman, Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the Lead Independent Director, the appropriate committee chair, all the non-employee directors or all the directors.

Director Compensation

In fiscal year 2021, the Board determined that it would temporarily reduce the cash retainer amount for Board members by 25% from its level of $85,000 in fiscal year 2020 in light of the ongoing global COVID-19 pandemic.  Each of the independent directors received a cash retainer in the amount of $63,750.  During the first 3 quarters of fiscal year 2021, Gen. Eberhart received a prorated fee as Chair that was reduced by 25% from its level of $100,000 per year in fiscal year 2020 in light of the ongoing COVID-19 pandemic. During the fourth quarter of fiscal year 2021, Gen. Eberhart received a prorated fee as Lead Independent Director that was reduced by 25% from its anticipated level in fiscal year 2022 of $25,000 per year in light of the ongoing global COVID-19 pandemic. In addition, committee chairs received chairperson fees in cash, in each case again reduced by 25% from fiscal year 2020 levels in light of the ongoing global COVID-19 pandemic. Each received an equity award in the form of restricted stock units. The following table summarizes compensation we paid to non-employee directors for their service during fiscal year 2021 under this revised non-employee director compensation program.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Paul Bourgon	$63,750	$140,000	$203,750
Ralph E. Eberhart	124,688	140,000	264,688
Daniel P. Garton	75,000	140,000	215,000
Richard A. Goglia	63,750	140,000	203,750
Barbara W. Humpton	70,781	140,000	210,781
William L. Mansfield	73,125	140,000	213,125
Colleen C. Repplier	63,750	140,000	203,750
Larry O. Spencer	71,250	140,000	211,250

(1)

On July 16, 2020, Mr. Bourgon, Gen. Eberhart, Mr. Goglia, Mr. Garton, Ms. Humpton, Mr. Mansfield, Ms. Repplier and Gen. Spencer each received 17,588 restricted stock units, each unit representing the contingent right to receive one share of common stock. The closing price on the date of such grant was $7.96. Forfeiture restrictions lapse on the restricted stock units on the first anniversary of the date of grant, unless earlier terminated or accelerated in accordance with the Company’s 2016 Directors’ Plan. Calculations are based on the closing price on the date of grant.

Director Stock Ownership Guidelines

To further align the interests of the non-employee directors of the Company with the interests of the stockholders, the Company has adopted stock ownership guidelines for its non-employee directors. These guidelines establish an expectation that, within a five-year period, each non-employee director will hold shares of Triumph common stock, including shares covered by restricted stock units granted under Triumph’s 2016 Directors’ Plan, with a value equal to five times the amount of the annual cash retainer paid to non-employee directors. In addition, it is expected that all non-employee directors hold 50% of vested shares, on an after-tax basis, until the stock ownership guidelines have been achieved. An annual review is conducted by our Governance Committee to assess compliance with the guidelines. All of our non-employee directors meet their applicable ownership guidelines, or, for non-employee directors who have been with the Company for less than five years, are on track to achieve their ownership guidelines by the applicable target compliance date. The Governance Committee will continue to monitor compliance with the guidelines.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of five independent directors and operates under a written charter adopted by the Board and reviewed by the Audit Committee and the Board. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate. In addition, the Board has determined that each of Mr. Garton, Mr. Goglia  and Mr. Mansfield is an “audit committee financial expert” as defined under the rules of the SEC and that each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange.

Management is responsible for Triumph’s internal control and the financial reporting process, including the presentation and integrity of our financial statements. Triumph’s independent registered public accounting firm is responsible for, among other things, performing an independent audit of Triumph’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. Triumph’s independent registered public accounting firm is responsible for auditing the effectiveness of Triumph’s internal control over financial reporting and management’s assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also selects and approves the compensation of our independent registered public accounting firm.

In fiscal year 2021, the Audit Committee met and held private discussions with management, the independent registered public accounting firm and Triumph’s internal auditors. In addition, the members of the Audit Committee reviewed (independently or collectively) Triumph’s financial statements before such statements were filed with the SEC in Triumph’s quarterly reports on Form 10-Q and annual report on Form 10-K, and all press releases containing earnings reports. Management represented to the Audit Committee that Triumph’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB standards.

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor. Based on these discussions and disclosures, the Audit Committee concluded that Ernst & Young LLP is independent from Triumph and its management.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in Triumph’s Annual Report on Form 10-K for the year ended March 31, 2021, filed with the SEC.

Audit Committee

Daniel P. Garton (Chair)

Richard A. Goglia

William L. Mansfield

Colleen C. Repplier

General Larry O. Spencer

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our policy for the Review, Approval or Ratification of Transactions with Related Persons (the “Policy”), which is in writing, requires our Board of Directors, or a committee thereof, to approve or ratify any transaction in which the amount involved exceeds $120,000, the Company or one of its subsidiaries is a participant, and any “related person” (as such term is defined in Item 404 of Regulation S-K) has a direct or indirect material interest. The Policy and the Company’s Code of Business Conduct establish procedures for reporting of potential related person transactions under the Policy and potential conflicts of interest. Our legal department determines whether reported transactions constitute a related person transaction requiring pre-approval.

The Policy provides that the Board may delegate the review and approval of a related person transaction to the Audit Committee (or another standing or ad hoc committee) if it is impractical to wait until the next Board or committee meeting to review and, if appropriate, approve or ratify such related person transaction. Additionally, the chair of the Audit Committee may approve the transaction, provided that the chair reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, that Board member may not participate in the review of such transaction. In approving or ratifying any transaction, the Board, the Audit Committee, the Chair of the Audit Committee or any other committee designated by the Board, as applicable, must determine that the transaction is fair and reasonable to the Company.

If the Board becomes aware of a related person transaction that was not pre-approved under the Policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

Related Person Transactions

The Board is not aware of any transaction during fiscal year 2021, or any currently proposed transaction, in which Triumph or one of its subsidiaries was or is a participant, the amount involved exceeds $120,000, or in which any related person (as such term is defined in Item 404 of Regulation S-K) has or will have a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides detailed information about the compensation program for the Company’s named executive officers (“NEOs”). For our fiscal year 2021, which ended March 31, 2021 (“fiscal year 2021”), our NEOs are listed in the table below.

Named Executive Officers	Title
Daniel J. Crowley	Chairman, President and Chief Executive Officer (“CEO”)
James F. McCabe	Senior Vice President and Chief Financial Officer
Peter K. A. Wick	Executive Vice President, Aerospace Structures
Jennifer H. Allen	Senior Vice President, General Counsel, and Secretary
William C. Kircher	Executive Vice President, Customer Solutions & Support

The following executive officer departed the Company on March 20, 2021 and is also a NEO for fiscal year 2021.

Former Executive Officer	Title
Daniel J. Ostrosky	Vice President, Supply Chain

Mr. Crowley, Mr. McCabe, Mr. Wick, Ms. Allen, and Mr. Kircher are referred to herein as our “Current NEOs”. Following the end of fiscal year 2021, Mr. Wick departed the Company on May 7, 2021 in connection with the divestiture of our manufacturing facilities located in Red Oak, Texas, Milledgeville, Georgia, and Rayong, Thailand.  In February of 2021, Mr. Kircher transitioned from serving as Executive Vice President, Systems & Support, to a broader role as Executive Vice President, Customer Solutions & Support.

For purposes of the CD&A, the terms “Committee” and “Compensation Committee” refer to the Compensation and Management Development Committee of the Board.

Executive Summary

Company and Performance Overview

Fiscal Year 2021 Imperatives

In fiscal year 2021, Triumph shifted its focus to managing through the ongoing global COVID-19 pandemic and addressing the associated unprecedented aerospace industry downturn.  Early in March of 2020, Mr. Crowley set the following three imperatives for fiscal year 2021, which remained essential throughout fiscal year 2021.

Imperative	Achievements
Keep our People Safe by Implementing Effective Safeguards.

We implemented strict protocols aimed at protecting our people and keeping our factories operational and followed Centers for Disease Control and Prevention (CDC) guidance.  Drawing upon our core value of acting with velocity, Triumph team members responded locally and company-wide with innovative solutions to limit the spread of the virus and deliver products and services to customers. We limited travel and adjusted our capacity and staffing levels in response to commercial demands. The Company also produced and distributed over 10,000 masks to local medical facilities.

Imperative	Achievements
Keep our Company Safe by Preserving Liquidity.

The Company restructured its debt and equity financing arrangements and implemented several significant actions which reduced our costs in fiscal year 2021.  These plans and related activities were implemented to generate savings of approximately $120 million in fiscal 2021 on a consolidated basis. We achieved these savings goals for the year ended March 31, 2021. These actions included:

▪    Reducing base salaries of our CEO and other executives by 10% and by 2.5% to 5% for other salaried employees throughout fiscal year 2021;

▪    Suspending all employee merit increases in fiscal year 2021;

▪    Reducing the cash retainer of our independent directors by 25% throughout fiscal year 2021;

▪    Implementing employee furloughs and reductions in force;

▪    Suspending the Company’s 401(k) match for fiscal year 2021;

▪    Suspending the Company’s dividend to stockholders; and

▪    Eliminating three senior leadership positions and consolidating leadership responsibilities for the information technology, quality, and supply chain functions.

Collaborate with our Customers for Mutual Benefit.

We partnered with our customers creatively and quickly to adapt to rapidly changing market conditions. We also continued to work toward sustained excellence in our factories.  During the fiscal year, we achieved return to green status in all sites in our Aerostructures business and steadily progressed our return to green efforts in our Systems and Support business. The Company also contributed to COVID-19 vaccine distribution efforts by supporting the fleets delivering vaccines and supplies to first responders.

Financial Performance Highlights

Financially, fiscal year 2021 was a challenging but productive year in which we significantly improved the financial health and condition of the Company by restructuring our debt and equity financing arrangements, exiting low-margin businesses and programs, reducing our debt and overhead expenses, and repositioning our organization to function more efficiently. Our sales decreased from fiscal year 2020 by 35.5% due to the impacts of the ongoing global COVID 19 pandemic as well as planned asset divestures and we used free cash of ($198.3) million* in fiscal year 2021. Net loss increased from a loss of ($29.4) million in fiscal year 2020 to a loss of ($450.9) million in fiscal year 2021, as shown below. For a detailed description of our operating results for fiscal year 2021 including the factors contributing to such results, see our Annual Report on Form 10-K for the year ended March 31, 2021 (the “Annual Report”), including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report.

Net Sales (in billions)	Net Loss (in millions)	Free Cash Flow (Use) (in millions)*

*

Free cash flow is a non-GAAP financial measure. For a reconciliation of adjusted free cash flow to cash flow used in operations, the most comparable GAAP measure, for fiscal year 2021, see Appendix A to this Proxy Statement.

Adjusted EBITDAP was $109.4 million in fiscal year 2021, a decrease from $241.6 million in fiscal year 2020. Adjusted EBITDAP is a non-GAAP financial measure. For a reconciliation of net income to adjusted EBITDAP, see Appendix A to this Proxy Statement.

Throughout fiscal year 2021, the Company focused on achieving financial health and delivering on its commitments amidst the ongoing COVID-19 global pandemic, but it also continued its efforts to secure competitive wins to support its organic growth.

Executive Compensation Overview

Compensation Program Changes and Rationale in Fiscal Year 2021

The timing of the pandemic and related shutdown of the global economy in the spring of 2020 was particularly challenging for the Compensation Committee, which meets in April each year to approve incentive designs, performance goals based on Company business plans and forecasts, and award opportunities for plan participants for the upcoming fiscal year. At that time, the Company’s business plan for fiscal year 2021 had reflected continued restructuring, but overall upside to the business following the Company’s operational improvements and divestitures. As the ongoing global COVID-19 pandemic set in, however, the Committee decided at its April 2020 meeting to delay its approval process for fiscal year 2021 compensation until more information became available regarding the duration of the pandemic and the timing and speed of the subsequent recovery. The Committee also sought the advice of Pay Governance LLC (“Pay Governance”) to keep informed of trends and actions taken by other companies in response to the pandemic. As the Committee, members of management, and Pay Governance deliberated in April and May 2020 on a path to compensate, incentivize, and retain the management team during the period of significant unknowns regarding the financial and operational health of the Company, it arrived at the following decisions pertaining to the compensation of executives and directors:

•	Base salaries of all members of the executive team would be reduced by 10%;
•	Cash retainer of the independent directors would be reduced by 25%;
•

Negative discretion would be used to reduce the fiscal year 2020 annual incentive payout from the earned and calculated amount of 123% of target to 95% of target in order to preserve approximately $2.5 million to be used to provide our hourly production and production support employees a one-time cash bonus ranging from $200 to $1,900 in April 2020; and

•	Outstanding PSU awards granted in fiscal year 2018, fiscal year 2019, and fiscal year 2020 would not be modified, despite the fact that forfeiture was likely for the awards for all three years.

As the Committee further deliberated on the structure and design of the fiscal year 2021 incentive plans, it was challenged to establish annual and long-term performance goals amidst the ongoing global COVID-19 pandemic and the uncertainty of timing of the aerospace industry recovery. The Committee was concerned with the prospect of performance goals that ultimately would be either too easy to meet or inappropriately unachievable based on the speed and timing of the recovery.  The Committee conferred with Pay Governance and considered a range of structural options for the incentive plans, including the possibility of using half-year performance goals for the short-term incentive plan and annual performance goals for the long-term performance plan, and decreasing the allocation to performance plans. Ultimately, following extensive deliberation, the Committee determined to maintain the performance metrics in the cash annual incentive plan (“AIP”) but to increase the weighting assigned to the strategic goal component from 25% to 50% to emphasize the importance of strategic management through the ongoing global COVID-19 pandemic on the Company’s financial performance. As described in more detail below, the Committee established strategic goals that were key to the Company’s management through the pandemic.  The Committee, however, maintained a 50% weighting on financial performance.  As further detailed below, in light of the ongoing global COVID-19 pandemic, at its April 2021 meeting, the Committee used its discretion to reduce the AIP amounts paid to executives in connection with fiscal year 2021.

With respect to our fiscal year 2021 long-term incentive (“LTI”) awards, the unknown effects of the ongoing global COVID-19 pandemic on the Company’s business overall made it difficult for the Committee to set meaningful performance targets. To address the risk that performance targets ultimately would be either too easy to meet or inappropriately unachievable based on the speed and timing of the pandemic recovery, the Committee decided to award only restricted stock units (“RSUs”) to management, vesting ratably over three years.  Each executive’s long-term incentive value was decreased by 10% from target given the absence of performance conditions. The Committee determined that this approach would balance the difficulty in establishing achievable yet challenging performance goals during the height of the pandemic with the need for the Company to retain its management team. In considering the goal of retention, the Committee also took into account the fact that outstanding performance share units (“PSUs”) granted for the performance periods fiscal year 2018-fiscal year 2020 would be forfeited as a result of the pandemic, and outstanding performance awards for the performance periods fiscal year 2019-fiscal year 2021 and fiscal year 2020-fiscal year 2022 were performing well below threshold performance on an interim basis and would also likely be forfeited. These outstanding awards would not be modified in any way to increase the likelihood of a payout. The Committee granted only RSUs as a temporary pandemic-related structure only for the fiscal year 2021 plan design and has already returned to the Company’s customary plan design that incorporates both RSUs (weighted 40%) and PSUs (weighted 60%) for fiscal year 2022.  A summary of our fiscal year 2021 AIP and LTI plans is reflected in the table below.

Changed From	Changed To	Rationale for Change
The AIP metrics and weighting for fiscal year 2020 at a corporate level were: ▪ 25% Strategic ▪ 40% EBITDAP Margin ▪ 35% Free Cash Flow	The AIP metrics and weighting for fiscal year 2021 at a corporate level were: ▪ 50% Strategic ▪ 25% EBITDAP Margin ▪ 25% Free Cash Flow

The proportion of the incentive tied to strategic objectives was increased to partially address market conditions of the global COVID-19 pandemic effecting the establishment of performance goals in May 2020.

The LTI plan included 40% RSUs (vesting ratably over three years) and 60% PSUs with weighting as follows:

▪    30% 3-year absolute total stockholder return (“Absolute TSR”)

▪    30% 3-year relative total stockholder return (“Relative TSR”)

▪    40% EBITDAP Margin

The fiscal year 2021 equity awards consisted of all RSUs (vesting ratably over three years), with a 10% reduction in award amount from target.

The unknown effects of the ongoing global COVID-19 pandemic on the Company’s business overall made it difficult for the Committee to set meaningful performance targets. To address the risk that performance targets ultimately would be either too easy to meet or inappropriately unachievable based on the speed and timing of the pandemic recovery, the Committee decided to award only RSUs to management, but to reduce the amount of RSUs awarded by 10% from target.

Other Fiscal Year 2021 Compensation Highlights

Compensation Highlight	Details
Say-on-Pay Advisory Vote

At the Company’s annual meeting of stockholders held in July 2020, compensation of our named executive officers was approved by 97.04% of the votes present.  Taking this support into account, the Committee made changes to the general structure and philosophy of our executive compensation program for fiscal year 2021 only to the extent it believed necessary to adapt the program for the conditions of the ongoing global COVID-19 pandemic. The Committee continues to evaluate our pay programs and practices to ensure that they are market competitive, equitable, and aligned with the Company’s performance.

AIP Payout

▪    Target performance goals for both EBITDAP and free cash flow reflected our Board-approved annual operating plan and were considered to be challenging.

▪    Mr. Crowley, Mr. McCabe, and Ms. Allen: Based on achievement of strategic goals at 150% of target and achievement levels against financial performance metrics, a corporate payout of 138% of target was calculated under plan terms. At management’s suggestion, at its April 2021 meeting, however, in light of the ongoing global COVID-19 pandemic, the Committee determined to reduce the awards for Mr. Crowley, Mr. McCabe, and Ms. Allen to 125% of target.

▪    Mr. Wick: 20% of Mr. Wick’s annual cash incentive was based on the achievement levels against financial performance metrics across the Company, 30% was based on the achievement of goals by his business unit, Aerospace Structures, and the remaining 50% was based on the achievement of strategic goals by the Company. Based on the corporate payout levels described above, achievement of strategic goals for Aerospace Structures at 150% of target, and achievement levels against Aerospace Structures financial performance metrics, a payout level for Mr. Wick was calculated at 130% of target under plan terms.  At management’s suggestion, at its April 2021 meeting, however, in light of the ongoing global COVID-19 pandemic, the Committee determined to reduce the award for Mr. Wick to 125% of target.

▪    Mr. Kircher: 20% of Mr. Kircher’s annual cash incentive as based on the achievement levels against financial performance metrics across the Company, 30% was based on the achievement of goals by his business unit, Systems & Support,  and the remaining 50% was based on the achievement of strategic goals by the Company. Based on the corporate payout levels described above, achievement of strategic goals for Systems & Support at 150% of target, and achievement levels against Systems and Support financial performance metrics, a payout level for Mr. Kircher was calculated at 130% of target under plan terms.  At management’s suggestion, at its April 2021 meeting, however, in light of the ongoing global COVID-19 pandemic, the Committee determined to reduce the award for Mr. Kircher to 125% of target.

LTI Awards

▪    The PSUs granted for the fiscal years 2019 through 2021 performance period were earned at 0% of target due to failure to achieve the threshold levels of Absolute TSR and Relative TSR.

▪    Service-based RSUs vested ratably over three years.

PSU Award to President and Chief Executive Officer Upon Execution of New Employment Agreement

On November 17, 2020, the Company entered into an employment agreement with Mr. Crowley pursuant to which he will continue in his role as CEO of the Company, a role he held since January 2016. The term of the employment agreement is five years, although it may be terminated earlier under certain circumstances.  This agreement is further discussed below.  The Board simultaneously unanimously elected Mr. Crowley as Chairman of the Board.

Determining that the continuity of Mr. Crowley’s leadership is important as the Company continues its multi-year transformation and positions itself for the future, in connection with the execution of the employment agreement with Mr. Crowley, the Board approved a performance-based equity incentive compensation award.  This award will vest in three equal tranches if, within five years from the date of grant, the Company achieves 20-day average stock price hurdles of $15, $20, and $25, respectively, provided further that Mr. Crowley is employed by the Company on the applicable vesting date, subject to accelerated vesting in certain circumstances. In evaluating the stock price hurdles, the Committee considered the fact that if the final hurdle of $25 were achieved, stockholders would have benefitted from an over 100% return in the five-year performance period. The first of these hurdles was achieved during fiscal year 2021 and accordingly, shares representing one-third of the aggregate award have been issued to Mr. Crowley.

Best Practices in Executive Compensation Governance

The following practices and policies ensure sound corporate governance practices and alignment of interests between stockholders and executives.

What We Do

✓

Pay for performance – A significant percentage of the total direct compensation package was at-risk and connected to performance objectives, including RSUs since their value depends on the stock price of the Company.

✓	Establish sound performance goals – Pre-established goals for our performance-based incentive plans are carefully developed and calibrated through a rigorous process that involves the Board.
✓

Maintain stock ownership guidelines – We maintain stock ownership guidelines to further align executives’ interests with those of our stockholders. Guidelines are 6 times base salary for the CEO and 1 to 3 times base salary for other executive officers.

✓

Use double-triggers for severance and vesting provisions We require both a qualified change in control and qualifying termination of employment (“double trigger”) for the payment of cash severance and the acceleration of outstanding equity awards in the event of a change in control of the Company.

✓	Designate a Lead Independent Director – Designation of a Lead Independent Director ensures appropriate oversight of management.
✓

Engage an independent compensation consultant – The Committee engages an independent consultant to advise on executive compensation program design, practices, and related governance. Other than providing non-employee director compensation advice to the Governance Committee, the consultant does not provide any other services to the Company.

✓	Clawback policy – We maintain a clawback policy with respect to incentive-based cash and equity compensation.

What We Don’t Do

×	No stock option grants with an exercise price less than the fair market value on the date of grant.
×	No excise tax gross ups are provided on a change in control termination.
×	No repricing or exchanging of stock options or other equity awards without stockholder approval.
×	No hedging of Company securities by directors or executive officers and pledging of Company securities is restricted.
×	No excessive perquisites.

Compensation Results: Payouts Reflect Corporate Performance

The Committee considers a mix of cash and equity awards over both the short-term and long-term as a critical balance in emphasizing Triumph’s commitment to performance alignment. This strong pay-for-performance alignment is clearly reflected in amounts earned by our NEOs based on the achievement of metrics established by the Committee under the AIP and LTI plans.

The following table illustrates how our performance has affected the actual and interim payouts of our AIP and LTI incentives based on our closing stock price of $18.38 on March 31, 2021, the final trading day of our fiscal year. Based on our actual and interim performance versus goals, the total realizable compensation for our CEO over the past three fiscal years is 81% of target, when including base salary earned over the period.

The average annual AIP payout over the last three fiscal years for our CEO is 108% of target. RSUs granted over the three-year period have a realizable value of 119% of grant value. Annual PSUs granted over the 3-year period have no realizable value since the fiscal year 2019-fiscal year 2021 PSUs have not been earned, and interim performance for fiscal year 2020-fiscal year 2022 is below threshold.

Three-Year (Fiscal Year 2019 – Fiscal Year 2021) Aggregate CEO Compensation (in millions)

Total Compensation
$20.0
$18.0
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
Total
$17.9
Total
$14.5
or
81% of Target
3-Year Target Compensation
3-Year Realizable Compensation (3/31/2021)
AIP Bonus
$4.0
$3.5
$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
Bonus
$3.2
Bonus
$3.4
3-Year Target Bonus
3-Year Actual Bonus
Long-Term Incentives
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
Total LTI
$11.9
November 2020 PSU Awards
$2.6
Annual PSUs
$3.6
Annual RSUs
$5.6
Total LTI
$8.3
November 2020 PSU Awards
$1.5
Annual RSUs
$6.7
3-Year Grant Value
3-Year Realizable Value (3/31/2021)

The realizable value of our incentives are as follows:

	Realizable Value as a % of Target (5)
Chief Executive Officer – Mr. Crowley	FY19	FY20	FY21

Annual Cash Incentive (1)	102%	95%	125%
Annual Restricted Stock Units (RSUs) (2)	82%	88%	148%
Annual Performance Share Units (PSUs) (3)	0%	0%	N/A
November 2020 PSU Awards (PSUs) (4)	N/A	N/A	59%

(1)	Annual cash incentive indicates the percentage of the target award earned under our AIP.
(2)

Annual RSUs indicates the market value on March 31, 2021 of the shares (vested and unvested) underlying the RSUs as a percentage of the market value on the grant date. To the extent that the market value has declined, the dollar amount of the value of the RSUs reflected in the Summary Compensation Table also will decline.

(3)

Annual PSUs indicates the percentage of the PSUs that would be paid out based on Relative TSR (stock price plus dividends) as compared to the TSR of the peer group companies, and our Absolute TSR versus per-established TSR growth goals. In fiscal year 2020, the PSUs also included pre-established goals for EBITDAP Margin. While annual PSU awards granted in FY19 and FY20 were trending below threshold performance as of March 31, 2020, it is possible for them to derive value prior to the end of the performance period based on future performance.

(4) November 2020 PSU Awards include the first tranche of the November 2020 CEO PSU award which has vested.  The value above is based on the March 31, 2021 stock price.

(5) Mr. Crowley’s Realizable Value as a % of Target pay does not include performance awards forfeited during fiscal year 2021 (13,189 shares) that were granted in 2016 during his onboarding with the Company.

The Process for Setting Compensation

Objectives of Executive Compensation Program

Our executive compensation program is intended to achieve several business objectives:

•	to provide fair and competitive compensation based on market data and driven primarily by performance-based targets;
•	to help us recruit and retain executives with the talent required to successfully manage and grow our business;
•	to enhance a long-term commitment to Triumph’s success by providing elements of compensation that align executives’ interests with those of our stockholders over multiple years;
•	to provide compensation that recognizes individual contributions as well as overall business results; and
•	to avoid or minimize the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders.

Determining Executive Compensation: Process and Roles

The following parties are responsible for the development and oversight of our executive compensation program for our NEOs:

Compensation Committee

The Committee operates under a written charter approved by the Board and reviewed by the Committee annually. The charter provides that the Committee is accountable for: evaluating, adjusting, and approving executive compensation plans, policies and programs; considering matters relating to management evaluation, development and succession; and recommending individuals for appointment as officers.

In structuring each element of compensation and the executive compensation package, the Committee strives to create incentives for management in accordance with the interests of our stockholders to drive long-term growth in the Company’s equity value. For fiscal year 2021, the Committee determined CEO compensation and the CEO recommended compensation for the other NEOs. The Committee then considered and approved compensation for the CEO and the other NEOs, taking into consideration the compensation factors described in this CD&A.

Independent Compensation Consultant to the Committee

The Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. The Committee has sought the advice of compensation consultants in the past to assist in developing appropriate incentives and in minimizing the risk that incentives will encourage inappropriate executive decisions and actions. Since August 2018, the Committee has retained Pay Governance, a nationally recognized independent executive compensation consultant, to provide advice on executive compensation matters.

During fiscal year 2021, Pay Governance:  (1) reviewed the Company’s peer group to provide recommendations to better align the size and business fit of the companies we use as a comparison; (2) analyzed the competitive levels of each element of compensation (i.e., base salary, target annual incentive, and long-term incentive) and total compensation for the NEOs relative to our peer group and industry standards; (3) aided in developing and implementing the fiscal year 2021 annual and long-term incentive plan designs; (4) assisted in the preparation of this CD&A; and (5) provided advice on a number of other executive compensation and related governance matters. In addition, Pay Governance attended and participated in Committee meetings, met with the Committee in executive sessions without our executive officers or other members of management present, met individually with the Committee Chair, and reviewed and commented on management’s presentations used to engage in conversations with the Committee.

The Committee has analyzed whether the work of Pay Governance has raised any conflict of interest and has concluded that its work, including the individuals consulting services to the Committee, has not created any conflict of interest. The Committee also considered and confirmed the independence of legal advisors it retained during fiscal year 2021.

Management

Management supports the Committee by making recommendations and providing analyses with respect to competitive pay practices and pay ranges, compensation and benefit plans, incentive goal setting, policies and procedures related to equity awards, perquisites, and general compensation and benefits philosophy. Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda. Members of management do not recommend, determine, or participate in Committee discussions related to their individual compensation arrangements. The CEO provides executive compensation recommendations for his direct reports, including the other NEOs. These recommendations are based on analysis and guidance provided by the compensation consultant on behalf of the Committee and the CEO’s assessment of individual specific factors, including performance against key performance indicators.

Use of Market Data and Competitive Market Positioning

Competitive Assessment

The Committee reviews the Company’s performance and authorizes the salaries, incentive opportunities, and equity grants for the NEOs annually. As context for these decisions, the Committee reviews compensation practices and pay levels for the peer group of comparable companies as well as competitive survey data.

The Peer Group and Benchmarking

The Committee maintains a group of companies similar in size and industry in order to gauge marketplace compensation levels, program design, and practices. The Committee approved the fiscal year 2021 peer group of companies contained in the table below who have been selected based on the following criteria:

•	Industry (Aerospace & Defense and adjacent industries in which Triumph may compete for talent, economic capital or potential customers);
•	Comparability in size (as defined through revenue, market capitalization, and assets);
•	General business fit; and
•	Business complexity and scope of operations.

The peer group companies are reviewed annually to confirm continued alignment with the selection criteria. The peer group used to determine fiscal year 2021 pay levels included the following 18 companies:

Peer Group for Fiscal Year 2021

AAR Corp.	Curtiss-Wright Corporation	Regal Beloit Corporation
Aerojet Rocketdyne Holdings, Inc.	Hexcel Corporation	Spirit AeroSystems Holdings, Inc.

Allegheny Technologies Incorporated	Huntington Ingalls Industries, Inc.	Teledyne Technologies Incorporated
AMETEK, Inc.	ITT Inc.	The Timken Company

Carlisle Companies Incorporated	Kaman Corporation	Valmont Industries, Inc.
Crane Co.	Moog Inc.	Woodward, Inc.

Triumph was reasonably aligned with the peer group for fiscal year 2021.  In February 2021, however, the Committee conferred with Pay Governance and re-evaluated the peer group composition given the reduction in the Company’s revenues following its divestitures during fiscal year 2021. The Committee approved the following 20 companies as the peer group for fiscal year 2022.

Peer Group for Fiscal Year 2022

AAR Corp.	Curtiss-Wright Corporation	Mercury Systems, Inc.
Albany International Corporation	Ducommun Incorporated	Moog Inc.

Astronics Corporation	HEICO Corporation	Teledyne Technologies Incorporated
Barnes Group Inc.	Hexcel Corporation	TriMas Corporation

CIRCOR International, Inc.	ITT Inc.	TransDigm Group Incorporated
Crane Co.	Kaman Corporation	Woodward, Inc.

Cubic Corporation	Materion Systems, Inc.

General Industry Survey Data

To supplement the peer group data, we also used the Willis Towers Watson General Industry Executive Compensation Survey Report to ensure that the Company’s compensation practices reflect broader industry practices and to match positions not available through the peer proxy review analysis. We reviewed specific parts of the database that provided compensation from companies with comparable size and scope to Triumph.

Executive Compensation Program Details

Current Program Overview

Our compensation strategy is to place a major portion of total executive compensation at risk in the form of annual incentives and long-term stock-based compensation programs. This principle is demonstrated by our performance-oriented AIP and our long-term incentive structure.  Although our long-term incentive structure typically includes RSUs (weighted at 40%) and PSUs (weighted at 60%), as discussed above, for fiscal year 2021, the Committee, concerned with ensuring payouts would not be severely oversized or undersized, incorporated only RSUs into the plan. The components of the fiscal year 2021 executive compensation program were:

Each of these components is described separately below.

In making decisions about compensation, the Committee closely reviews each separate component, as well as the full compensation package provided to each executive officer, including the NEOs.

For fiscal year 2022, the Committee returned to an LTI plan design that incorporates RSUs (weighted at 40%) and PSUs (weighted at 60%), as it had done prior to fiscal year 2021.

Pay Mix

The actual annual incentive payout and payout on PSUs vary year-to-year with the Company’s performance. At target, the Committee intends for a large portion of our executives’ compensation to be performance-based and delivered through equity awards to help align the interests of our executives with those of our stockholders.

The figures below represent fiscal year 2021 pay mix and include: (1) base salary, (2) target annual incentives, and (3) target long-term incentives. RSUs are considered variable since their value depends on the stock price of the Company.

Mr. Crowley	Average of other Current NEOs

Changes in Target Pay Levels

In fiscal year 2021, the Committee largely declined to increase target compensation levels for the Current NEOs.  The following table shows the Committee’s determinations regarding our Current NEO’s fiscal year 2021 target compensation rates as compared to their fiscal year 2020 target compensation rate.

Current Named Executive Officers	Fiscal Year	Base Salary(1)	Target Bonus	Target LTI	Target Total Pay

Daniel J. Crowley	2021	$975,000	$1,072,500	$3,412,500	$5,460,000
	2020	$975,000	$1,072,500	$3,412,500	$5,460,000
James F. McCabe	2021	$550,000	$550,000	$825,000	$1,925,000
	2020	$550,000	$550,000	$825,000	$1,925,000
Peter K. A. Wick	2021	$430,000	$322,500	$430,000	$1,182,500
	2020	$430,000	$322,500	$430,000	$1,182,500
Jennifer H. Allen	2021	$416,000	$312,000	$416,000	$1,144,000
	2020	$416,000	$312,000	$416,000	$1,144,000
William C. Kircher (2)	2021	$500,000	$400,000	$625,000	$1,525,000
	2021	$425,000	$340,000	$425,000	$1,190,000
	2020	$425,000	$340,000	$425,000	$1,190,000
	2020	$375,000	$225,000	$281,250	$881,250

(1)	The base salary numbers reflected above were target base salaries, however, were subject to 10% reduction during fiscal year 2021 in light of the ongoing global COVID-19 pandemic.

(2)

In February 2020, in connection with the transition in his role from serving as Executive Vice President, Product Support, to Executive Vice President, Systems & Support, the Committee approved a market adjustment to Mr. Kircher’s compensation of 13.3% to base, 51.1% to STI target, and 51.1% to LTI Target.  In February 2021, in connection with the transition in his role from serving as Executive Vice President, Systems & Support to a broader role as Executive Vice President, Customer Solutions & Support based on the market compensation the Committee approved a market adjustment to Mr. Kircher’s compensation of 17.6% to base, 17.6% to STI target, and 47.1% to LTI target.

Base Salaries

We initially set base salary for a NEO by evaluating the responsibilities of the position and the experience of the individual. In doing so, we consider the compensation marketplace for executive talent. We determine annual salary adjustments by evaluating the performance of the Company and of each NEO, considering changes in responsibilities. For fiscal year 2021, the Committee declined to approve any merit increase for the NEOs and effective April 1, 2021, following recommendation from the Company’s management, base salaries for the NEOs were reduced temporarily for the remainder of fiscal year 2021 by 10%, as a component of the Company’s cost reduction efforts related to the ongoing global COVID-19 pandemic.

Fiscal year 2021 Current NEO base salaries were set as follows:

	Fiscal Year	Fiscal Year
Current Named Executive Officers	2021(1)	2020	Change

Daniel J. Crowley	$975,000	$975,000	$—
James F. McCabe	$550,000	$550,000	$—
Peter K. A. Wick	$430,000	$430,000	$—
Jennifer H. Allen	$416,000	$416,000	$—
William C. Kircher (2)	$500,000	$425,000	$75,000

(1)	The base salary numbers reflected above were target base salaries, however, were subject to 10% reduction during fiscal year 2021 in light of the ongoing global COVID-19 pandemic.

(2)

The above table reflects Mr. Kircher’s target base salary as of March 31, 2021. As discussed above, in February 2021, in connection with the transition in his role from serving as Executive Vice President, Systems & Support to a broader role as Executive Vice President, Customer Solutions & Support, the Committee approved a market adjustment of 17.6% to Mr. Kircher’s base salary.

Annual Incentive Compensation

In accordance with the annual cash bonus plan, the Committee establishes target incentive awards as a percentage of salary for each NEO. The incentive opportunities are meant to provide our executives with the potential for a target or maximum level reward only if our pre-established performance objectives are met or exceeded. Each NEO has the opportunity to earn up to 200% of target if challenging maximum goals are achieved and zero payout if minimum threshold goals are not reached.

Performance goals for fiscal year 2021 were based on EBITDAP, free cash flow, and strategic measures as shown below.

Fiscal Year 2021 AIP

Mr. Crowley, Mr. McCabe, and Ms. Allen

Mr. Wick and Mr. Kircher

The annual cash bonus award target percentages were established by the Committee for Mr. Crowley. The CEO provides the Committee with recommendations for the other NEOs, and based on the recommendations of the CEO, the Committee considers and approves such officers’ compensation. These target bonus amounts consider each executive’s compensation level and individual performance results. They are meant to balance fixed compensation and compensation at risk, taking into consideration the position’s significance and the executive’s record of performance against Company objectives were as follows.

As with base salary increases, the Committee carefully considered the results of the competitive benchmarking in setting target opportunities for fiscal year 2021, which were as follows:

Current Named Executive Officers	Fiscal Year 2021 Target Bonus (as % of Salary)	Fiscal Year 2021 Target Bonus ($ Value)

Daniel J. Crowley	110%	$1,072,500
James F. McCabe	100%	$550,000
Peter K. A. Wick	75%	$322,500
Jennifer H. Allen	75%	$312,000
William C. Kircher(1)	80%	$346,400

(1)

As discussed above, in February 2021, in connection with the transition in his role from serving as Executive Vice President, Systems & Support to a broader role as Executive Vice President, Customer Solutions & Support, the Committee approved a market adjustment of 17.6% to Mr. Kircher’s base salary. Mr. Kircher’s target bonus of $346,400 is prorated to take into account his mid-year change in base salary.

Fiscal Year 2021 AIP Payouts for Mr. Crowley, Mr. McCabe, and Ms. Allen

For Mr. Crowley, Mr. McCabe, and Ms. Allen in fiscal year 2021, the Committee established threshold, target, and maximum performance goals for Adjusted EBITDAP and free cash flow (as depicted below). Fiscal year 2021 goals for EBITDAP and free cash flow were set to align with the operating plan approved by the Board. Payouts for actual Free Cash Flow and EBITDAP results are determined using linear interpolation between the Threshold, Target, and Maximum levels described below.

In $M	Adjusted EBITDAP	Adjusted Free Cash Flow

Achievement	$108	$(198)
Threshold	$108	$(289)
Target	$138	$(249)
Maximum	$168	$(209)

Fiscal Year 2021 Triumph Consolidated Adjusted EBITDAP Performance ($MM)	Fiscal Year 2021 Triumph Free Cash Flow Performance ($MM)

$108
$108
$138
$168
Actual
Threshold
Target
Maximum

$(198)
$(289)
$(249)
$(209)
Actual
Threshold
Target
Maximum

The Company achieved $109 million in non-GAAP EBITDAP, which was adjusted to $108 million by the Compensation Committee in accordance with plan terms (50% of target). This outcome was applied when determining the NEOs’ bonus payouts. The Company also achieved Free Cash Flow of $(198) Million achieved in part through austerity measures adopted in early fiscal year 2021,disciplined expense management during the fiscal year,  as well as improved business conditions during the final quarter of the fiscal year.

Performance levels for both metrics reflect adjustments consistent with the performance goals determination under the 2018 Executive Cash Incentive Compensation Plan (the “2018 Plan”), including adjustments to EBITDAP that results in a difference to reported operating income under GAAP. The use of non-GAAP metrics, resulting from the four adjustments made, as described below, represent the Committee’s determination that the Company made strong progress in fiscal year 2021 to right-size the portfolio and focus the Company on its key areas of expertise, with the intent of generating higher returns for all stakeholders and positioning the Company for long-term success in fiscal year 2022 and beyond.

See Appendix A for a reconciliation of GAAP and adjusted, non-GAAP EBITDAP, and a description of the adjustments to non-GAAP free cash flow.

Adjustment	Details	Rationale
Divestiture of non-core businesses	Exclude the loss on divestiture impact from EBITDAP	The divestiture of the Gulfstream 650 business was made to improve the quality of the Company’s assets and enable the reinvestment of resources.
Performance of divested business	Exclude impact from operating income and free cash flow

Excluding the amount of EBITDAP and free cash flow for the periods of the divestiture permits measurement of results based on the core business. These adjustments are aligned with adjustments made in prior years.

Long-lived asset Impairment	Exclude impact from operating income	Long-lived asset impairments are non-cash charges unrelated to the core business. These adjustments are aligned with adjustments made in prior years.
Unplanned restructuring	Exclude impact from operating income and free cash flow	Certain one-time restructuring costs were incurred to reduce and or eliminate future costs and accelerate the exit of non-core programs and operations.

In addition to the two financial measures, the strategic goals were achieved at 75% of target. Strategic goals included the following:

Strategic Objective	Results	Achievement
Maintain liquidity as defined by cash availability 12.5% weighting	Exceeded all liquidity targets	25% (at maximum)
Settlement resolution with Boeing, Gulfstream, and IAI 12.5% weighting	All completed with favorable resolutions.	25% (at maximum)
Complete divestures and closures 12.5% weighting

Hawthorne Street closed. Composites (Thailand, Milledgeville, & Red Oak) signed. Zacatecas closure paused due to cash impact. Spokane closure announced and building sold (with lease back through exit).

12.5% (at target)
Reduce cash SG&A in fiscal year 2021 versus fiscal year 2020 12.5% weighting)	Met SG&A reduction target	12.5% (at target)

Based on achievement of strategic goals at 75% of target and achievement levels against financial performance metrics, a corporate payout of 138% of target was calculated under plan terms. At management’s suggestion, at its April 2021 meeting, however, in light of the ongoing global COVID-19 pandemic, the Committee elected to reduce the award for Mr. Crowley, Mr. McCabe, and Ms. Allen to 125% of target.

	Financial Results ($MM)		Annual Cash Bonus Payout
Corporate NEO Performance Measures	Adjusted Target	Actual	Achievement (Payout Factor)	Metric Weight	Weighted Total

Triumph Consolidated Adjusted EBITDAP (1)	$138	$108	50%	25%	13%
Triumph Consolidated Adjusted Free Cash Flow (1) (2)	$(249)	$(198)	200%	25%	50%
Strategic Goals			150%	50%	75%
TOTAL					138%

(1)

Represents a non-GAAP metric. See Appendix A for a reconciliation of consolidated net loss (GAAP) to consolidated adjusted EBITDAP (non-GAAP) and consolidated cash flow used in operations (GAAP) to consolidated free cash flow (non-GAAP).

(2)	Results were attained at maximum of 200% payout but Committee applied negative discretion to 150%.

Fiscal Year 2021 AIP Payout for Mr. Wick

As described above, Mr. Wick’s bonus payout was determined based on corporate adjusted EBITDAP and free cash flow results (20.0%), achievement of corporate strategic objectives (50.0%), and as a business unit head, adjusted EBITDAP and free cash flow performance of the Aerospace Structure business unit (30.0%). The EBITDAP and free cash flow threshold, target, and overachievement performance goals were established for Aerospace Structures (as depicted below).

Fiscal Year 2021 Aerospace Structures Adjusted EBITDAP Performance ($MM)	Fiscal Year 2021 Aerospace Structures Free Cash Flow Performance ($MM)

In fiscal year 2021, the Aerospace Structures business unit achieved $18 million in adjusted EBITDAP, which was below threshold which resulted in a 0% payout in accordance with plan terms and ($155) million in free cash use, which resulted in a 200% of target payout in accordance with the plan terms. Based on achievement of strategic goals at 150% of target and achievement levels against financial performance metrics at a corporate level, and achievement levels against financial performance metrics at the Aerospace Structures business unit level, a payout of 130% of target was calculated under plan terms for Mr. Wick as reflected in the table below. At management’s suggestion, at its April 2021 meeting, however, in light of the ongoing global COVID-19 pandemic, the Committee elected to reduce the award for Mr. Wick to 125% of target.

	Financial Results ($MM)		Annual Cash Bonus Payout
Mr. Wick Performance Measure	Target	Actual	Achievement (Payout Factor)	Metric Weight	Weighted Total

Triumph Consolidated Adjusted EBITDAP (1)	$138	$108	50%	10%	5%
Triumph Consolidated Adjusted Free Cash Flow (2)	$(249)	$(198)	200%	10%	20%
Aerospace Structures Adjusted EBITDAP (1)	$38	$18	0%	15%	0%
Aerospace Structures Adjusted Free Cash Flow (1)	$(223)	$(155)	200%	15%	30%
Strategic Goals	100%	150%	150%	50%	75%
TOTAL					130%

(1)

Represents a non-GAAP metric. See Appendix A for a reconciliation of consolidated net loss (GAAP) to consolidated adjusted EBITDAP (non-GAAP) and consolidated cash flow used in operations (GAAP) to consolidated free cash flow (non-GAAP).

(2)	Results were attained at maximum of 200% payout but Committee applied negative discretion to 150%.

Fiscal Year 2021 AIP Payout for Mr. Kircher

Mr. Kircher’s bonus payout was determined based on corporate adjusted EBITDAP and free cash flow results (20.0%), achievement of corporate strategic objectives (50.0%), and as a business unit head, adjusted EBITDAP and free cash flow performance of the Systems and Support business unit (30.0%). The EBITDAP and free cash flow threshold, target, and overachievement performance goals were established for Systems and Solutions (as depicted below).

Fiscal Year 2021 Systems and Support Adjusted EBITDAP Performance ($MM)	Fiscal Year 2021 Systems and Support Free Cash Flow Performance ($MM)

In fiscal year 2021 the Systems and Support business unit achieved $156 million in adjusted EBITDAP, which resulted in an 84% payout in accordance with plan terms and $149 million in free cash flow, which resulted in 115% payout.   Based on achievement of strategic goals at 150% of target and achievement levels against financial performance metrics at a corporate level, and achievement levels against financial performance metrics at the Systems and Support business unit level, a payout of 130% of target was calculated under plan terms for Mr. Kircher as reflected in the table below. At management’s suggestion, at its April 2021 meeting, however, in light of the ongoing global COVID-19 pandemic, the Committee elected to reduce the award for Mr. Kircher to 125% of target.

	Financial Results ($MM)		Annual Cash Bonus Payout
Mr. Kircher Performance Measure	Target	Actual	Achievement (Payout Factor)	Metric Weight	Weighted Total

Triumph Consolidated Adjusted EBITDAP (1)	$138	$108	50%	10%	5%
Triumph Consolidated Adjusted Free Cash Flow (1) (2)	$(249)	$(198)	200%	10%	20%
Systems & Support Adjusted EBITDAP	$166	$156	84%	15%	13%
Systems & Support Adjusted Free Cash Flow (1)	$145	$149	115%	15%	17%
Strategic Goals	100%	150%	150%	50%	75%
TOTAL					130%

(1)

Represents a non-GAAP metric. See Appendix A for a reconciliation of consolidated net loss (GAAP) to consolidated adjusted EBITDAP (non-GAAP) and consolidated cash flow used in operations (GAAP) to consolidated free cash flow (non-GAAP).

(2)	Results were attained at maximum of 200% payout but Committee applied negative discretion to 150%.

Cash awards paid to our NEOs under the fiscal year 2021 AIP were as follows:

Current Named Executive Officers	Fiscal Year 2021 Incentive Adjusted Calculated Payout	Fiscal Year 2021 Payout as a % of Target Bonus

Daniel J. Crowley	$1,341,000	125%
James F. McCabe	$688,000	125%
Peter K. A. Wick	$403,125	125%
Jennifer H. Allen	$390,000	125%
William C. Kircher(1)	$433,000	125%

(1)

As discussed above, in February 2021, in connection with the transition in his role from serving as Executive Vice President, Systems & Support to a broader role as Executive Vice President, Customer Solutions & Support, the Committee approved a market adjustment of 17.6% to Mr. Kircher’s base salary. Mr. Kircher’s target bonus of $346,400 is prorated to take into account his mid-year change in base salary.

Long-Term Incentive Compensation

LTI compensation represents a significant proportion of executive compensation at Triumph and is designed to align management’s interests with that of our stockholders.  The Committee determines the size of any grant made to our CEO and approves the amounts of the grants made to the other NEOs based upon the CEO’s recommendations.

Annual grants of LTI compensation are typically made in the spring following the Committee’s meeting held in conjunction with the first meeting of our Board in the fiscal year. The grant values are based on the closing price of the stock on the date of grant and the number of stock units subject to the award.

Fiscal Year 2021 Annual Long-Term Incentive Compensation Awards

As discussed above, because the ongoing global COVID-19 pandemic made it difficult for the Committee to set meaningful performance targets and concerned with the risk that performance targets could result in severely oversized or undersized payout, the Committee temporarily eliminated PSUs as part of the fiscal year 2021 plan and instead incorporated restricted stock units (“RSUs”) into the plan design, subject to a 10% reduction from target level.

RSUs awarded in fiscal year 2021 vest ratably over three years.

As with the annual short-term incentive process, the Committee sets the target LTI opportunities for our NEOs as a percentage of base salary. The Committee puts greater weight on the long-term incentive opportunity to focus management on the overall sustained performance of the Company and approved the following for fiscal year 2021:

Current Named Executive Officers	Fiscal Year 2021 Target LTI (as % of Salary)	Fiscal Year 2021 Target LTI ($ Value)	Fiscal Year 2021 Target Number of Units Granted (1)

Daniel J. Crowley	350%	$3,412,500	246,885
James F. McCabe	150%	$825,000	59,686
Peter K. A. Wick	100%	$430,000	31,109
Jennifer H. Allen	100%	$416,000	30,096
William C. Kircher (2)	100%	$425,000	30,748

(1)

The target number of units represents the number of RSUs that were granted on June 9, 2020.  The number of RSUs was calculated by applying a 10% reduction to target in light of the ongoing global COVID-19 pandemic.

(2)

As discussed above, Mr. Kircher’s base salary was adjusted mid-year in February of 2021. His LTI award reflected above was calculated as a percentage of his base salary at the beginning of fiscal year 2021.

At its April 2021 meeting, the Committee returned to the Company’s customary plan design that incorporates both RSUs (weighted 40%) and PSUs (weighted 60%) for fiscal year 2022.

Deferred Compensation

We offer all our executives the opportunity to defer all or any part of their bonus for any year, to be paid out after termination.  We believe that the deferred compensation is consistent with competitive practices in our industry. In fiscal year 2021, none of our NEOs participated in the Company’s deferred compensation arrangements.

Perquisites

We provide certain of our NEOs with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table below. We believe additional benefits are reasonable, competitive, and consistent with Triumph’s overall executive compensation program. The costs of these benefits constitute only a small percentage of each executive’s total compensation. Included among the benefits are personal use of the Company plane (valued based on the incremental cost to Triumph for fuel, landing fees and other variable costs of operating the airplane, but not including fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance), and reimbursement of fees for financial planning services and certain legal fees and relocation expenses for Mr. Crowley. See “All Other Compensation” in the Summary Compensation Table of this Proxy Statement for a description of the value of the perquisites paid to the NEOs in fiscal year 2021.

Other Compensation Matters

Employment Agreements

The Company has an employment letter with each of Mr. McCabe, Ms. Allen, and Mr. Kircher.  The Company had an employment letter with Mr. Wick and Mr. Ostrosky, each of whom has departed the Company as described above. In November of 2020, the Company entered into a new employment agreement with Mr. Crowley.  Further information about these agreements can be found below.

Severance Benefits

Some of the NEOs have potential severance benefits outlined in their respective employment agreements or employment letters. On February 19, 2019, the Compensation Committee approved the Triumph Group, Inc. Executive Change in Control Severance Plan, applicable in the event of a termination of employment without cause or for good reason that occurs within the period beginning six (6) months prior to and ending twenty-four (24) months after a change in control, and the Triumph Group, Inc. General Severance Plan, applicable in the event of a termination of employment without cause or for good reason unrelated to a change in control. Further information about the severance plans and the benefits payable thereunder can be found below.

Management Stock Ownership Guidelines

To further align the interests of its senior executives with the interests of the stockholders, the Company has adopted stock ownership guidelines for its senior executives. These guidelines establish an expectation that, within a five-year period, each senior executive will meet the minimum level of Company stock ownership applicable to such senior executive. The ownership target is expressed as a multiple of base salary. There are four (4) tiers within senior management covered by the guidelines. For the CEO, the multiple is six (6). For the Chief Financial Officer, the multiple is three (3). For other executive officers and members of senior management, the multiple is two (2) and for corporate vice presidents and company presidents, the multiple is one (1). In addition, the guidelines impose an expectation that 50% of common stock acquired at the time of earning and vesting, and/or lapse of forfeiture restrictions for restricted share and restricted stock unit awards under the Company’s equity incentive plans, on an after-tax basis, will be held by the executive for a period of two years after acquisition. An annual review is conducted by our Governance Committee to assess compliance with the guidelines. Prior to the ongoing global COVID-19 crisis, our Current NEOs met their applicable ownership guidelines, or, for Current NEOs who have been with the Company for less than five years, were on track to achieve their ownership guidelines by the applicable target compliance date.  Given the impact of the ongoing global COVID-19 crisis on the stock price of the Company, certain of the Current NEOs who had previously met their applicable ownership guidelines have now fallen below their target thresholds. The Governance Committee will continue to monitor compliance with the guidelines.

Anti-Hedging and Pledging Policy

We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company securities by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2021.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee

Barbara W. Humpton (Chair)

Paul Bourgon

Richard Goglia

William L. Mansfield

Colleen C. Repplier

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement any filing under the Securities Act or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Executive Compensation Tables

► Summary Compensation Table

The following table summarizes the total compensation paid to our NEOs for each of the last three fiscal years ended March 31, 2021. There is further information about our NEOs in the 2021 Annual Report on Form 10-K, as amended, enclosed with this Proxy Statement, and we incorporate that information into this Proxy Statement by reference.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

Daniel J. Crowley	2021	861,375	—	5,653,749	—	1,341,000	7,873	7,863,997
President and Chief	2020	969,462	—	3,623,385	—	1,018,875	39,268	5,650,990
Executive Officer	2019	924,923	—	2,585,189	—	1,044,173	51,024	4,605,309
James F. McCabe	2021	485,904	—	742,494	—	688,000	12,980	1,929,378
Senior Vice President	2020	550,000	—	875,985	—	522,500	15,135	1,963,620
and Chief Financial Officer	2019	521,808	—	987,772	—	563,200	19,597	2,092,377
Peter K. A. Wick	2021	379,888	140,420	386,996	—	403,125	2,083	1,312,512
Executive Vice President,	2020	428,362	136,290	456,558	—	254,750	966	1,276,925
Aerospace Structures	2019	410,077	136,290	470,687	—	362,097	767	1,379,918
Jennifer H. Allen	2021	367,520	—	374,394	—	390,000	1,760	1,133,674
Senior Vice President	2020	414,154	—	441,707	—	296,400	14,970	1,167,231
William C. Kircher	2021	380,663	—	382,505	—	433,000	6,660	1,202,828
Executive Vice President,
Customer Solutions & Support
Daniel J. Ostrosky	2021	335,715		256,500			835,987	1,428,202
Vice President, Supply	2020	380,000	—	302,614	—	216,600	13,347	912,561
Chain	2019	380,000	—	433,092	—	233,472	9,204	1,055,768

(1)	For fiscal year 2021, reflects a 10% reduction from target in light of the ongoing global COVID-19 pandemic.

(2)	Represents a discretionary retention cash bonus awarded by the Compensation Committee for the applicable fiscal years.
(3)

The “Stock Awards” column reflects, for each fiscal year, the grant date fair value for: (a) all annual RSUs granted to the NEOs under the 2013 Plan or the 2018 Plan in fiscal year 2019 and under the 2018 Plan in fiscal years 2020 and 2021; (b) all annual performance share units, or PSUs, awarded to the NEOs under the 2013 Plan in fiscal year 2019 and under the 2018 Plan in fiscal years 2020 and 2021, represented at target for each fiscal year; and (c) for Mr. Crowley in fiscal year 2021, PSUs awarded in November 2020 in connection with execution of a new employment agreement with the Company. These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service-based vesting. The assumptions used in calculating the fair market value are set forth in Note 16, “Stock Compensation Plans” contained in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K, for the fiscal year ended March 31, 2021, as amended. For more information, see the discussion of these awards in the CD&A of this proxy statement. The awards made in fiscal year 2021 were:

Named Executive Officer	Type of Award	No. of Underlying Shares	Value ($)

Daniel J. Crowley	RSUs	246,885	3,071,249
	PSUs (a)	250,000	2,582,500
James F. McCabe	RSUs	59,686	742,494
	PSUs (a)	—	—
Peter K. A. Wick	RSUs	31,109	386,996
	PSUs (a)	—	—
Jennifer A. Allen	RSUs	30,096	374,394
	PSUs (a)	—	—
William C. Kircher	RSUs	30,748	382,505
	PSUs (a)	—	—
Daniel J. Ostrosky	RSUs	20,619	256,500
	PSUs (a)	—	—

(a)

Represents number of PSUs for the awards made in fiscal year 2021. The PSUs will be earned and paid out only upon achievement, if any, of the established performance goals. As of the end of fiscal year 2021, performance metrics for one-third of the PSUs awarded to Mr. Crowley in November 2020 was achieved and stock was awarded to Mr. Crowley in respect of such PSUs.

(4)	Represents bonuses earned for the fiscal year identified under Triumph’s AIP. For a discussion of the fiscal year 2021 AIP payouts, please see the CD&A above.

(5)

For all of the NEOs, for fiscal year 2021, All Other Compensation includes (i) income imputed to the NEO under Triumph’s group term life insurance policy ($4,714 for Mr. Crowley, $2,233 for Mr. McCabe, $929 for Mr. Wick, $606 for Ms. Allen, $929 for Mr. Kircher, and $929 for Mr. Ostrosky), and (ii) wellness credit available under Triumph’s health plan ($1,154).  For Mr. Crowley, for fiscal year 2021, All Other Compensation also includes personal use of Triumph’s airplane ($2,005).  For Mr. McCabe, for fiscal year 2021, All Other Compensation also includes (i) personal use of Triumph’s airplane ($4,193) and (ii) the cost of an executive physical ($5,400).  For Mr. Kircher, for fiscal year 2021, All Other Compensation also includes the cost of an executive physical ($4,577).  For Mr. Ostrosky, All Other Compensation also includes (i) the cost of an executive physical ($5,400) and (ii) payments under his severance agreement, including a one times base salary plus annual target bonus, and a prorated fiscal year 2021 cash incentive payment ($828,504).  Not reflected is the value of the 12-months of COBRA premiums.

Named Executive Officer	Personal Use of Plane	Wellness Credit	Executive Physical	Group Term Life	Severance

Daniel J. Crowley	$2,005	$1,154	$—	$4,714	$—
James F. McCabe	$4,193	$1,154	$5,400	$2,233	$—
Peter K. A. Wick	$—	$1,154	$—	$929	$—
Jennifer H. Allen	$—	$1,154	$—	$606	$—
William C. Kircher	$—	$1,154	$4,577	$929	$—
Daniel J. Ostrosky	$—	$1,154	$5,400	$929	$828,504

► Grants of Plan-Based Awards

The following table lists, for each of the NEOs, information about plan-based awards granted during fiscal year 2021.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards ($) (2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stocks or Units (#) (3)	Underlying Options (#)	Option Awards ($) (4)

Daniel J. Crowley	06/09/2020	$536,250	$1,072,500	$2,145,000	—	—	—	—	—
	11/17/2020	—	—	—	83,333	250,000	250,000	—	—	$2,582,500
	06/09/2020	—	—	—	—	—	—	246,885	—	$3,071,249
James F. McCabe	06/09/2020	$275,000	$550,000	$1,100,000	—	—	—	—	—	—
	06/09/2020	—	—	—	—	—	—	—	—	—
	06/09/2020	—	—	—	—	—	—	59,686	—	$742,494
Peter K. A. Wick	06/09/2020	$161,250	$322,500	$645,000	—	—	—	—	—	—
	06/09/2020	—	—	—	—	—	—	—	—	$—
	06/09/2020	—	—	—	—	—	—	31,109	—	$386,996
Jennifer H. Allen	06/09/2020	$156,000	$312,000	$624,000	—	—	—	—	—	—
	06/09/2020	—	—	—	—	—	—	—	—	—
	06/09/2020	—	—	—	—	—	—	30,096	—	$374,394
William C. Kircher	06/09/2020	$173,200	$346,400	$692,800	—	—	—	—	—	—
	06/09/2020	—	—	—	—	—	—	—	—	$—
	06/09/2020	$—	—	—	—	—	—	30,748	—	$382,505
Daniel J. Ostrosky	06/09/2020	$114,000	$228,000	$456,000	—	—	—	—	—	—
	06/09/2020	$—	—	—	—	—	—	—	—	$—
	06/09/2020	—	—	—	—	—	—	20,619	—	$256,500

(1) See the CD&A above for a discussion of these AIP payouts.

(2) Represents PSUs granted to Mr. Crowley in November 2020.  This award will vest in three equal tranches if, within five years from the date of grant, the Company achieves 20-day average stock price hurdles of $15, $20, and $25, respectively, provided further that Mr. Crowley is employed by the Company on the applicable vesting date, subject to accelerated vesting in certain circumstances..

(3)	Represents RSUs.
(4)

These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service vesting. The assumptions used in calculating the fair market value are set forth in Note 16, “Stock Compensation Plans” contained in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K, for the fiscal year ended March 31, 2021.

► Option Exercises and Stock Vested

The following table sets forth information concerning stock vested for each of the NEOs during the fiscal year ended March 31, 2021. No stock options were exercised during fiscal year 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Daniel J. Crowley	145,705	$2,087,759
James F. McCabe	13,549	$132,149
Peter K. A. Wick	6,808	$63,710
Jennifer H. Allen	4,025	$27,961
William C. Kircher	1,788	$9,834
Daniel J. Ostrosky (1)	29,729	$483,261

(1)	Shares acquired through vesting of RSUs and prorated accelerated vesting at Target for PSUs on March 27, 2021 per the terms of the stock plan and Mr. Ostrosky’ s separation from the Company.

► Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the NEOs at March 31, 2021.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($) (2)

Daniel J. Crowley	150,000	—	$30.86	4/1/2026	334,552	$6,149,066	185,602	$3,411,356
James F. McCabe	—	—	—	—	75,970	$1,396,329	24,832	$456,403
Peter K. A. Wick	—	—	—	—	39,339	$723,051	12,360	$227,177
Jennifer H. Allen	—	—	—	—	36,767	$675,777	9,057	$166,468
William C. Kircher	—	—	—	—	34,325	$630,894	4,024	$73,952
Daniel J. Ostrosky	—	—	—	—	—	$—	—	$—

(1)

For Mr. Crowley, Mr. McCabe, Mr. Wick and Ms. Allen represents RSUs granted in fiscal years 2019, 2020 and 2021 and, for Mr. Crowley, also represents RSAs granted in January 2016 in connection with his sign on with the Company.  For Mr. Kircher, represents RSUs granted in fiscal years 2020 and 2021.

(2)	Based on the closing price of the Company’s common stock on March 31, 2021 of $18.38 per share.
(3)

For Mr. Crowley, represents PSUs granted in fiscal years 2019, 2020 and 2021. For Mr. McCabe, Mr. Wick and Ms. Allen, represents PSUs granted in fiscal years 2019 and 2020. For Mr. Kircher, represents PSUs granted in fiscal year 2020. The PSUs are subject to three-year performance period and are valued at threshold.

Nonqualified Deferred Compensation

We offer all our executives the opportunity to defer all or any part of their bonus for any year. During the deferral period, the deferred amounts are credited interest at the 10-year U.S. Treasury rate plus 2%. The amount is payable following at the executive’s termination of employment, in one to five-year annual increments, at the executive’s election, except that, if the executive dies, the aggregate balance deferred at the time of his or her death is payable to his or her beneficiaries. None of the NEOs participated in the deferral opportunity in fiscal year 2021.

Employment Agreements

The Company has entered into an employment arrangement with each of the NEOs.

Mr. Crowley’s Employment Agreement. Effective November 18, 2021, the Company entered into an employment agreement with Mr. Crowley, the Company’s President, Chief Executive Officer & Chair. The employment agreement had a five-year term and memorialized the terms and conditions agreed upon between Mr. Crowley and the Company in connection with Mr. Crowley’s continued service to the Company.  The agreement provides for an annual base salary of $975,000, subject to deductions for taxes and other withholdings as required by law or the policies of the Company. Mr. Crowley was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity for fiscal year 2021 equal to 110% of base salary and a maximum bonus opportunity equal to 220% of base salary. The actual amount of the annual bonus was to be determined by the Compensation Committee based on plan design and personal achievement of pre-established performance goals. Mr. Crowley was eligible for an annual long-term incentive in a combination of time-based and performance-based restricted stock units with a target date grant value of 350% of based salary.  Mr. Crowley also was eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives.

The employment agreement also contains various restrictive covenants applicable to Mr. McCabe, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. McCabe’s employment for any reason.

Mr. McCabe’s Employment Letter. In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. McCabe entered into an employment letter with the Company dated July 26, 2016. Mr. McCabe was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity equal to 100% of base salary and a maximum bonus opportunity equal to 200% of base salary. The actual amount of the annual bonus will be determined by the Compensation Committee based on the achievement of pre-established performance goals relating to corporate and individual performance. Subject to the approval of the Compensation Committee, Mr. McCabe was also eligible for annual performance based long-term incentive awards of 100% of base salary, comprised as follows: 30% of the value in RSUs and 70% of the value in PSUs that are eligible to be earned based on the Company’s performance against certain targets established by the Compensation Committee. Mr. McCabe was also eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives. Mr. McCabe’s base salary, target bonus and long-term incentive target for fiscal year 2020, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment letter also contains various restrictive covenants applicable to Mr. McCabe, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. McCabe’s employment for any reason.

Mr. Wick’s Employment Letter. In connection with his appointment as Executive Vice President, Triumph Aerospace Structures, Mr. Wick entered into an employment letter with the Company dated January 20, 2018. The employment letter provides for an annual base salary of $375,000, subject to deductions for taxes and other withholdings as required by law or the policies of the Company. Mr. Wick was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity for fiscal year 2018 equal to 75% of base salary and a maximum bonus opportunity equal to 150% of base salary. The actual amount of the annual bonus will be determined by the Compensation Committee based on plan design and personal achievement of pre-established performance goals. Mr. Wick was eligible for annual PSUs for fiscal year 2020 with a target value of 75% of base salary.

The PSU’s will cliff vest at the end of the three-year performance period, which runs through fiscal year 2021. The value of PSUs can reach 200% of original grant value if maximum performance. Actual long-term incentive award grants may be more or less than target. Target long-term incentive annual grant values and the relative mix of RSUs and PSUs in future years will also be subject to formal approval by the Compensation Committee and will be based on a variety of factors, including without limitation, market data, individual performance, and scope of job responsibilities. Mr. Wick is also eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives. Mr. Wick’s base salary, target bonus and long-term incentive target for fiscal year 2020, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment letter also contains various restrictive covenants applicable to Mr. Wick, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Wick’s employment for any reason.

As discussed above, Mr. Wick has departed the Company.

Ms. Allen’s Employment Letter. In connection with her appointment as Senior Vice President and General Counsel, Ms. Allen entered into an employment letter with the Company dated August 14, 2018. Pursuant to the employment letter, Ms. Allen was provided with a signing bonus of $80,000.  Ms. Allen also received an award to offset loss of awarded but unvested equity at her former employer of $200,000 comprised as follows: (a) 40% of the value in restricted stock units (RSUs) vesting ratably over three years and (b) 60% of the value in PSU's with ultimate value depending on TGI's performance against each of the relative and Absolute TSR performance targets, as well as a relocation package.

Ms. Allen is eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus of 60% of base salary, with the opportunity to earn a maximum of 120%. The actual amount of Ms. Allen’s annual bonus each year will be determined by the Compensation Committee based on the achievement of pre-established performance goals relating to corporate and individual performance. Ms. Allen is eligible for annual long-term incentive program at a level commensurate with his position, but with an equity grant value on the date of grant equal to not less than 75% of base salary, with the opportunity to earn a maximum of 150%. The actual long-term incentive award and performance metrics each year will be determined by the Compensation Committee. Ms. Allen is also eligible to participate in the Company’s employee benefit plans generally applicable to the Company’s senior corporate executive officers. Ms. Allen’s base salary, target bonus and long-term incentive target for fiscal year 2020, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment letter also contains various restrictive covenants applicable to Ms. Allen, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Ms. Allen’s employment for any reason.

Mr. Kircher’s Employment Letter.  In connection with the expansion of his role and appointment as Executive Vice President, Customer Solutions & Support, Mr. Kircher entered into an employment letter with the Company dated February 26, 2021.  The letter provides for an annual base salary of $500,000, subject to deductions for taxes and other withholdings as required by law or the policies of the Company. Mr. Kircher was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity for fiscal year 2021 equal to 80% of base salary and a maximum bonus opportunity equal to 160% of base salary. The actual amount of the annual bonus was to be determined by the Compensation Committee based on plan design and personal achievement of pre-established performance goals. Mr. Kircher was eligible for an annual long-term incentive in a combination of time-based and performance-based restricted stock units with a target date grant value of 125% of based salary. Mr. Kircher also was eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives.

The employment agreement also contains various restrictive covenants applicable to Mr. Kircher, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Kircher’s employment for any reason.

Mr. Ostrosky’s Employment Letter. In connection with his appointment as Vice President, Supply Chain, Mr. Ostrosky entered into an employment letter with the Company dated March 25, 2015 with an addendum dated April 10, 2015. Pursuant to the employment letter, Mr. Ostrosky received a signing bonus of $100,000 and a grant of 6,000 shares of service-based restricted stock that has since vested. Mr. Ostrosky also received a relocation reimbursement.

Mr. Ostrosky is eligible to participate in the Company’s bonus opportunity, with a target bonus of 60% of base salary and the opportunity to earn a maximum Mr. Ostrosky is eligible for a target long-term annual award of 60% of base salary with the opportunity to earn 120%. Mr. Ostrosky is also eligible to participate in the Company’s employee benefits program, including participation in the medical, dental, life and accident insurance programs. Mr. Ostrosky’s base salary, target bonus and long-term term incentive target for fiscal year 2020, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

Each of the employment arrangements with the NEOs described above contain severance-related benefits that have been superseded by the Severance Plans described below.

As discussed above, Mr. Ostrosky has departed the Company.

Potential Payments upon Termination of Employment or Change of Control

The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such NEO’s employment under several different circumstances. The amounts shown assume that such termination was effective as of March 31, 2020, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from Triumph.

Severance Plans

On February 19, 2019, the Compensation Committee approved (i) the Triumph Group, Inc. Executive Change in Control Severance Plan (the “CIC Severance Plan”), which is applicable in the event of a termination of employment without “cause” or for “good reason” that occurs within the period beginning six (6) months prior to and ending twenty-four (24) months after a “change in control” (each term as defined in the CIC Severance Plan), and (ii) the Triumph Group, Inc. General Severance Plan (the “General Severance Plan,” and together with the CIC Severance Plan, the “Severance Plans”), which is applicable in the event a termination of employment without “cause” or for “good reason” (each term as defined in the General Severance Plan) is unrelated to a change in control. The disclosures in this section of the Proxy Statement related to termination of employment without cause or for good reason, with or without the occurrence of a change in control event, reflect payments that would be made under the Severance Plans if the termination event occurred on March 31, 2021.

The initial term of each of the Severance Plans is three years, with automatic one-year extensions thereafter unless terminated at least six months prior to expiration of the then current term. For the CIC Severance Plan, the Company may not provide notice of termination of the CIC Severance Plan if the Company is a party to an agreement that, if consummated, would result in a change in control, as defined in the CIC Severance Plan.

CIC Severance Plan

The CIC Severance Plan is intended to encourage key management to remain with the Company, and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives can focus on a fair and impartial review of the acquisition proposal and the maximization of stockholder value despite the risk of losing their employment.

For the NEOs, the change in control severance benefits include the following:

•

a lump sum payment of up to 2.0 times (3.0 times for the CEO) the sum of the executive’s annual base salary as of the date of termination plus the officer’s highest annual bonus, defined as the greater of (1) the average annual bonus in over the three most recent fiscal years and (2) the current target bonus opportunity for the year in which the termination occurs;

•

a lump sum payment of the executive’s annual target bonus opportunity for the year in which the termination occurs, pro-rated for the portion of the fiscal year elapsing prior to the termination date, less any amount actually paid for that fiscal year;

•

a lump sum payment of the total amount that would have been paid through the applicable severance period (36 months for the CEO and 24 months for the other NEOs) that the executive would have received under any qualified plan as a company match if the executive had participated in such plan;

•	vesting of all unvested equity awards or equity awards subject to forfeiture restrictions, with performance-based awards vesting based on target performance,
•	an amount equal to the executive’s cost to participate in COBRA medical and dental continuation coverage for 24 months (36 months for the CEO); and
•	a reimbursement of up to $20,000 ($50,000 for the CEO) for outplacement services.

The change in control benefits do not include any excise tax gross up payments. In addition, the change in control benefits have a “double trigger” such that the payment of a severance benefit may only be made if there is a change in control and the officer’s employment with the Company is terminated by the Company without cause or by the officer for good reason in the six months prior to a change in control or in the 24 months immediately following a change in control of the Company, each as defined in the CIC Severance Plan.

General Severance Plan

The General Severance Plan is intended to promote stability and provide consistent and fair treatment to our departing executives in circumstances where their does not constitute cause for employment termination.

For the NEOs, the general severance benefits include the following:

•

payments, in installments, of up to 1.0 times (2.0 times for the CEO) the sum of the officer’s annual base salary as of the date of termination plus the officer’s target bonus opportunity in the fiscal year in which a Qualifying Termination occurs;

•

a lump sum payment of the executive’s annual target bonus opportunity for the year in which the termination occurs, pro-rated for the portion of the fiscal year elapsing prior to the termination date, less any amount actually paid for that fiscal year;

•

vesting of all unvested equity awards or equity awards subject to forfeiture restrictions to the extent such awards were scheduled to vest in the 12 months immediately following the date of termination (18 months for the CEO), with performance-based awards vesting pro rata at target;

•	an amount equal to the executive’s cost to participate in COBRA medical and dental continuation coverage for 12 months (18 months for the CEO); and
•	outplacement services through an outplacement services provider contracted with the Company for 12 months (18 months for the CEO).

Each NEO would be required to execute a general release of employment claims in order to receive benefits under the Severance Plans. The timing of payments Severance Plans would be made in accordance with all applicable law. Each NEO would be required to comply with any non-competition, non-solicitation, assignment of inventions and confidentiality provisions set forth in existing agreements or in the award notice provided to an executive eligible to receive benefits under the Severance Plans.

A NEO who receives general severance benefits shall not be entitled to receive severance benefits under any other plan or agreement of the any of its subsidiaries or affiliates (excluding the CIC Severance Plan). If a named executive officer becomes entitled to severance benefits under the General Severance Plan while receiving severance benefits under any other plan or agreement of the Company or any of its subsidiaries or affiliates, then the severance benefits under such other plan or agreement will cease and the severance benefits due to the NEO under the General Severance Plan will be reduced by such other severance benefits previously paid to the executive. If a NEO becomes entitled to severance benefits under the CIC Severance Plan while receiving severance benefits under any other plan or agreement of the Company or any of its subsidiaries or affiliates, including the General Severance Plan, then the severance benefits under such other plan or agreement will cease and the severance benefits due to the NEO under the CIC Severance Plan will be reduced by such other severance benefits previously paid to the executive.

Treatment of Equity Awards upon Termination of Employment

The Company’s equity incentive plans, the 2013 Cash and Equity Incentive Plan, as amended (the “2013 Plan”) and the 2018 Equity Incentive Plan, as amended (the “2018 Plan” and, with the 2013 Plan, the “Equity Plans”) provide for the following consequences for outstanding equity awards in the event of termination of employment as a result of death or disability of a NEO or termination of employment as a result of a voluntary severance incentive program, divestiture or work force restructuring program. Under each of the Equity Plans, the Compensation Committee has the authority to alter the following impact in individual award agreements but has not done so with respect to any outstanding awards to the NEOs. The provisions of the Equity Plans with respect to treatment of outstanding equity awards upon a termination of employment without cause or for good reason, with or without a change in control, have been superseded by the more specific benefits set forth in the Severance Plans and described above.

The 2013 Plan

Termination Event	Stock Options	Service-based Stock Awards and RSUs	Performance-based Stock Awards and PSUs

Death	Outstanding exercisable options are exercisable for the stated term of the options	Outstanding awards are forfeited	Outstanding awards are forfeited

Disability or Retirement	Outstanding exercisable options are exercisable for the stated term of the options	Awards continue to vest until the end of the restricted period	Awards continue to vest until the end of the performance period

Voluntary Severance Incentive Program	All outstanding options fully vest and will be exercisable for the stated term of the options	All outstanding stock awards and RSUs accelerate and all forfeiture provisions lapse	All outstanding stock awards and PSUs accelerate and vest as determined by the Compensation Committee

Divestiture or Workforce Restructuring	The Compensation Committee may, in its discretion, vest some or all outstanding options, and such options will be exercisable for the stated term of the options	The Compensation Committee may, in its discretion, accelerate the vesting of all or a portion of any outstanding stock award or RSU and provide that all forfeiture provisions lapse	All outstanding stock awards and PSUs accelerate and vest as determined by the Compensation Committee

The 2018 Plan

Termination Event	Stock Options	Service-based Stock Awards and RSUs	Performance-based Stock Awards and PSUs

Death	Outstanding exercisable options are exercisable for one year after death	Outstanding awards are forfeited	Outstanding awards are forfeited

Disability	Outstanding exercisable options are exercisable for one year after termination of employment	Awards that would have vested in one year accelerate and vest on termination of employment	Awards with end of performance period within one year of termination of employment will continue to be subject to performance goals and be issued, if earned, at the end of the performance period

Voluntary Severance Incentive Program	With respect to no more than 5% of the shares available for awards under the Plan, awards will vest, and all outstanding options will be exercisable until the options expire	All outstanding stock awards and RSUs accelerate and all forfeiture provisions lapse	All outstanding stock awards and PSUs are forfeited

Divestiture or Workforce Restructuring *

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the Plan, vest some or all outstanding options, and such options will be exercisable until the options expire

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the Plan, accelerate the vesting of all or a portion of any outstanding stock award or RSU and provide that all forfeiture provisions lapse

All outstanding stock awards and PSUs are forfeited

*	All acceleration events are subject to the award’s compliance with the minimum vesting period of one year.

As described above, certain NEOs are entitled to severance and/or change in control benefits upon termination of employment without cause or for good reason. The table below sets forth the compensation that would become payable if such termination was effective March 31, 2021. None of the NEOs would have received any excise tax gross-up benefits if a change in control had occurred on March 31, 2021. The calculation of equity awards is based on the closing stock price of the Company’s common stock on March 31, 2021 of $18.38 per share. In addition to the below amounts, each NEO would be entitled to receive any accrued salary and a portion of the target annual incentive compensation for the year in which a termination occurred, prorated to the date of termination.

		Cash	Stock	Restricted	Performance	Other
Executive	Termination Scenario	Severance	Options	Stock/Units	Stock/Units	Benefits	Total
Crowley, Daniel	Death	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$2,725,086	$709,629	$—	$3,434,715
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$5,664,226	$—	$—	$5,664,226
	Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$4,095,000	$—	$4,575,418	$1,814,123	$64,015	$10,548,556
	Without Cause by Company or for Good Reason by Executive upon Change in Control	$6,142,500	$—	$6,149,054	$5,342,766	$154,131	$17,788,450
McCabe, James	Death	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$568,524	$—	$—	$568,524
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$1,396,292	$—	$—	$1,396,292
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$1,100,000	$—	$568,524	$289,240	$34,687	$1,992,451
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$2,200,000	$—	$1,396,292	$433,860	$86,774	$4,116,925
Wick, Peter	Death	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$291,562	$—	$—	$291,562
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$723,002	$—	$—	$723,002
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$752,500	$—	$291,562	$150,753	$34,380	$1,229,195
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$1,505,000	$—	$723,002	$226,129	$86,160	$2,540,291
Allen, Jennifer	Death	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$258,374	$—	$—	$258,374
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$675,765	$—	$—	$675,765
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$728,000	$—	$258,374	$145,851	$33,400	$1,165,625
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$1,456,000	$—	$675,765	$218,777	$84,199	$2,434,741
Kircher, William	Death	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$221,252	$—	$—	$221,252
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$630,887	$—	$—	$630,887
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$765,000	$—	$221,252	$98,603	$29,789	$1,114,644
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$1,530,000	$—	$630,887	$147,904	$76,979	$2,385,770

CEO Pay Ratio

The following information about the relationship between the annual compensation of our employees (other than our CEO) and the compensation of Mr. Crowley, our President and CEO, is provided in compliance with the requirements of Item 402(u) of Regulation S-K.

As of January 1, 2020, our total population consisted of 10,151 employees. To identify the median compensated employee, we used a Consistently Applied C Measure (“CACM”) defined as the median of 2018 Federal Wages and 401(k) match, annualized for employees not with the Company for the full year. We also excluded France under the 5% de minimis exemption rule, which accounted for 100 employees, or less than 1% of the total population.

In fiscal year 2021, the annual total compensation of our median employee was $55,375 determined using the same methodology as for our CEO as reported in the Summary Compensation Table of this Proxy Statement. Mr. Crowley’s total compensation for fiscal year 2021, as reported in the Summary Compensation Table was $7,863,997. The resulting estimated ratio of the annual total compensation of Mr. Crowley to the median of the annual total compensation of all employees was 142 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity have been authorized for issuance as of March 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	1,917,805	30.86	2,019,502

Equity compensation plans not approved by security holders	0	0	0

Total	1,917,805		2,019,502

(1)

Column (a) includes stock options, outstanding time-based RSUs, performance shares and PSUs (at target) made under the 2016 Directors’ Plan, the 2013 Equity and Cash Incentive Plan, the 2018 Equity Incentive Plan and deferred stock units (“DSUs”) issued to non-employee directors under the Amended and Restated Directors’ Stock Incentive Plan, which expired in fiscal year 2017. Column (b) provides the weighted-average exercise price for outstanding stock options. The weighted-average grant date fair value of the outstanding RSUs and DSUs is $15.37.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

As of May 24, 2021, the directors, nominees for director, named executive officers, all directors and executive officers as a group, and owners of more than 5% common stock in the table below, were known to us to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding common stock as shown in the table below.

A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from May 24, 2021 upon the exercise of options, warrants or other rights. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or other rights that are held by that person (but not those held by any other person) and that are exercisable within 60 days from May 24, 2021 have been exercised.

Unless otherwise indicated, the address of each person identified is c/o 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312.

Unless otherwise noted, we believe that all persons named in the table have sole voting and dispositive power with respect to all shares of common stock beneficially owned by them.

The percent of total shares outstanding is based upon 64,220,262 outstanding shares of common stock as of May 24, 2021.

Name	Number	Percent of Total Shares Outstanding

Daniel J. Crowley(1)	693,253	1.08%
James F. McCabe(2)	51,250	*
Peter K. A. Wick(3)	229	*
Jennifer H. Allen(4)	15,869	*
William C. Kircher(5)	12,955	*
Daniel J. Ostrosky(6)	16,169	*
Paul Bourgon(7)	41,810	*
Ralph E. Eberhart(7)	40,410	*
Daniel P. Garton(7)	33,792	*
Richard A. Goglia(7)	24,788	*
Barbara W. Humpton(7)	21,874	*
William L. Mansfield(7)	40,410	*
Colleen C. Repplier(7)	23,705	*
Larry O. Spencer(7)	34,025	*
BlackRock, Inc.(8)	8,383,552	13.05%
T. Rowe Price Associates, Inc.(9)	6,956,582	10.83%
The Vanguard Group(10)	4,029,677	6.27%
Newport Trust Company (11)	3,753,305	5.84%
State Street Corporation(12)	3,594,007	5.60%
All executive officers and directors as a group (17 persons)	1,089,766	1.69%

*	Less than one percent.

(1)

Consists of 443,065 shares held directly by Mr. Crowley, of which 52,756 shares of restricted stock are subject to forfeiture restrictions, and currently exercisable options to purchase 150,000 shares of common stock and 100,188 shares underlying RSUs that vest in 60 days. Excludes the following:

Award	Grant Date
80,519 PSUs (at target)	May 30, 2018
21,699 RSUs	May 20, 2019
97,639 PSUs (at target)	May 20, 2019
164,590 RSUs	June 9, 2020
166,667 PSUs (at target)	November 17, 2020

(2)	Consists of 25,563 shares held directly by Mr. McCabe, and RSUs to acquire 25,687 shares within 60 days. Excludes the following:

Award	Grant Date
26,058 PSUs (at target)	May 30, 2018
5,247 RSU	May 20, 2019
23,605 PSUs (at target)	May 20, 2019
39,791 RSUs	June 9, 2020

(3)

Consists of 229 shares held directly by Mr. Wick as of May 7, 2021. Following Mr. Wick’s departure from the Company on May 7, 2021, in connection with the divestiture of our manufacturing facilities located in Red Oak, Texas, Milledgeville, Georgia, and Rayong, Thailand, all of his outstanding equity awards were forfeited.

(4)	Consists of 5,837 shares held directly by Ms. Allen, and RSUs to acquire 10,032 shares within 60 days. Excludes the following:

Award	Grant Date
1,381 RSUs	November 14, 2018
6,211 PSUs (at target)	November 14, 2018
2,645 RSUs	May 20, 2019
11,903 PSUs (at target)	May 20, 2019
20,064 RSUs	June 9, 2020

(5)	Consists of 2,706 shares held directly by Mr. Kircher and RSUs to acquire 10,249 shares within 60 days. Excludes the following:

Award	Grant Date
1,789 RSUs	May 20, 2019
8,047 PSUs (at target)	May 20, 2019
20,499 RSUs	June 9, 2020

(6)	Consists of 16,169 shares issued prior to May 24, 2021. The Company has no information as to whether Mr. Ostrosky still holds these shares.
(7)

The beneficial ownership disclosed includes 17,588 RSUs granted on July 16, 2020 to each of Messrs. Bourgon, Garton, Goglia, Mansfield, Gen. Eberhart and Gen. Spencer as well as Ms. Humpton and Ms. Repplier under the 2016 Directors’ Plan.

The beneficial ownership disclosed does not include any deferred stock units (“DSUs”) issued to the non‑employee directors under non‑employee director compensation plans. As of May 24, 2021, an aggregate of 31,475 DSUs have been issued and are held by the current non‑employee directors as follows:

Name	Number of DSUs

Mr. Bourgon	13,275
Gen. Eberhart	10,075
Mr. Garton	—
Mr. Goglia	—
Ms. Humpton	—
Mr. Mansfield	8,125
Ms. Repplier	—
Gen. Spencer	—

(8)

Information is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 25, 2021. The Schedule 13G/A reports that on December 31, 2020, BlackRock, Inc. had sole voting power over 8,278,054 shares, shared voting power over 0 shares, sole dispositive power over 8,383,552 shares and shared dispositive power over 0 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)

Information is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. with the SEC on February 16, 2021. The Schedule 13G/A reports that on December 31, 2020, T. Rowe Price Associates, Inc. had sole voting power over 4,332,300 shares, shared voting power over 0 shares, sole dispositive power over 0 shares and shared dispositive power over 0 shares.  T. Rowe Price Small-Cap Value Fund, Inc. had sole voting power over 4,530,600 shares, shared voting power over 0 shares, sole dispositive power over 0 shares and shared dispositive power over 0 shares. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(10)

Information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021. The Schedule 13G/A reports that on December 31, 2020, The Vanguard Group had sole voting power over 0 shares, shared voting power over 53,648 shares, sole dispositive power over 3,936,514 shares and shared dispositive power over 93,163 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(11)

Information is based on a Schedule 13G filed by Newport Trust Company with the SEC on February 11, 2021. The Schedule 13G reports that on December 31, 2020, Newport Trust Company had sole voting power over 3,753,305 shares, shared voting power over 0 shares, sole dispositive power over 3,753,305 shares and shared dispositive power over 0 shares. The address of Newport Trust Company is 815 Connecticut Avenue, NW, Suite 510, Washington, DC 20006.
(12)

Information is based on a Schedule 13G/A filed by State Street Corporation with the SEC on April 12, 2021. The Schedule 13G reports that on December 31, 2020, State Street Corporation had sole voting power over 0 shares, shared voting power over 3,408,346 shares, sole dispositive power over 0 shares and shared dispositive power over 3,594,007 shares. The address of State Street Corporation is One Lincoln Street, Boston, MA 02111.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% holders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during the fiscal year ended March 31, 2021, and into the beginning of the fiscal year ending March 31, 2022, our directors, officers and greater than 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS – 2022 ANNUAL MEETING OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2022 must be received no earlier than January 9, 2022 and no later than February 8, 2022 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal at the 2022 annual meeting of stockholders that is not included in our proxy statement for that meeting, such stockholder must submit that proposal to the Secretary of Triumph no earlier than March 23, 2022 and no later than April 22, 2022. If the stockholder fails to do so, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

Certain stockholders who share the same address may receive only one copy of the Notice, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (the “Annual Report”) in accordance with a notice delivered earlier this year from such stockholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 251-1000 or in writing at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

ANNUAL REPORT ON FORM 10-K

We will promptly provide without charge to each person solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report, including financial statements and the schedules thereto. Such written and any oral requests should be directed to Triumph Group, Inc. at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary, (610) 251-1000.

By order of the Board of Directors,

Jennifer H. Allen

June 8, 2021

APPENDIX A

Appendix A—Reconciliation of GAAP and Non‑GAAP Financial Measures

and Adjustments Made to Non‑GAAP Performance Metrics

In fiscal year 2021, we adjusted our earnings before interest, taxes, depreciation and amortization and pension (EBITDAP) and free cash flow performance metrics in our AIP. The tables below provide a reconciliation from operating income and cash flow used in operations (GAAP metrics) to EBITDAP and free cash flow (non‑GAAP metrics), respectively, and shows how the non-GAAP metrics were adjusted, as used in the determination of our AIP payouts.

($ in millions)	12 Fiscal Months Ended March 31, 2021
Net loss (GAAP)	$(451)
Add back: Income tax expense	3
Add back: Interest expense and other	171
Less: Non-service defined benefit income	(50)
Add back: Depreciation & Amortization	94
Add back: Long-lived asset impairment	252
Less: Amortization of acquired contract liability	(39)
Add back: Losses on divestitures	105
Add back: Impairment of rotable inventory	24

Adjusted EBITDAP(1)	$109

($ in millions)	12 Fiscal Months Ended March 31, 2021
Cash flow from operations (GAAP)	($173)
Capital expenditures	(25)
Free cash flow(1)	($198)

In fiscal years 2020 and 2019, we adjusted our earnings before interest, taxes, depreciation and amortization and pension (EBITDAP) metrics in our AIP. The tables below provide a reconciliation from net income (GAAP metric) to EBITDAP (non‑GAAP metric), respectively, and shows how the non-GAAP metrics were adjusted, as used in the determination of our respective AIP payouts.

($ in millions)	12 Fiscal Months Ended March 31, 2020
Net loss (GAAP)	$(28)
Add back: Income tax expense	6
Add back: Interest expense and other	122
Less: Non-service defined benefit income	(42)
Add back: Depreciation & Amortization	138
Add back: Goodwill impairment	66
Less: Amortization of acquired contract liability	(75)
Add back: Losses on divestitures	57
Less: Legal judgment gain, net	(9)
Add back: Union incentives	7

Adjusted EBITDAP(1)	$242

($ in millions)	12 Fiscal Months Ended March 31, 2019
Net loss (GAAP)	$(322)
Add back: Income tax expense	(5)
Add back: Interest expense and other	115
Less: Non-service defined benefit income	(62)
Add back: Depreciation & Amortization	150
Less: Amortization of acquired contract liability	(67)
Add back: Losses on divestitures	235
Add back: Adoption of ASU 2017-07	87
Add back: Forward loss charges	89
Add back: Restructuring	10

Adjusted EBITDAP(1)	$230

(1) This is a non‑GAAP performance measure.

A-1

Adjusted income from continuing operations before income taxes, adjusted income from continuing operations and adjusted income from continuing operations diluted per share, before non‑recurring costs is provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP.

A-2

VOTE BY INTERNET  TRIUMPH GROUP, INC. 899 CASSATT ROAD, SUITE 210  BERWYN, PA 19312  D50921-P53146  TRIUMPH GROUP, INC.  The Board of Directors recommends you vote FOR the following:  1. Election of Directors  The Board of Directors recommends you vote FOR proposals 2 and 3.  For  Against  Abstain  For  Against  Abstain  Nominees:  2. To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2021.  1a. Paul Bourgon  1b. Daniel J. Crowley  3. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022.  1c. Ralph E. Eberhart  NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.  1d. Daniel P. Garton  1e. Barbara W. Humpton  1f. William L. Mansfield  1g. Colleen C. Repplier  1h. Larry O. Spencer  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/TGI2021  You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D50922-P53146  TRIUMPH GROUP, INC.  Annual Meeting of Stockholders  July 21, 2021, 9:00 AM ET  This proxy is solicited by the Board of Directors  The undersigned hereby appoints Daniel J. Crowley, James F. McCabe and Jennifer H. Allen as proxies, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if virtually present at the Annual Meeting of Stockholders of the Company to be held on July 21, 2021, and at any and all postponements or adjournments thereof. Such meeting will be held via live webcast on the Internet at www.virtualshareholdermeeting.com/TGI2021.  This proxy will be voted as directed. If no direction is given with respect to proposals 1, 2 and 3, the proxies will vote FOR each of the nominees in proposal 1, and FOR proposals 2 and 3 and will vote in their discretion on such matters that may properly come before the meeting and at any postponement or adjournment of such meeting.  Continued and to be signed on reverse side